                                                       Rule 424(b)(5)
                                                       Registration No. 33-33613


                   SUBJECT TO COMPLETION--OCTOBER 10, 1995

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 14, 1993)

                              1,000,000 WARRANTS
                           PAINE WEBBER GROUP INC.
                       Japan Export Index Put Warrants
                          Expiring October    , 1997

                           ------------------------

     Each Warrant will entitle the holder thereof to receive from Paine Webber Group Inc. (the 'Company'), upon exercise (including automatic exercise), an amount in U.S. dollars calculated by reference to decreases in the Japan Export Index (the 'Index'). Such amount (the 'Cash Settlement Value') will
equal the product, if positive, of        multiplied by the quotient (rounded
down to the nearest cent) of (A) the Index Strike Price minus the Index Spot Price for the applicable Valuation Date (as defined herein), divided by (B) a
fixed Japanese yen/U.S. dollar exchange rate of yen    per U.S.$1.00. If the
Index Spot Price for such Valuation Date equals or exceeds the Index Strike Price, the Cash Settlement Value will be zero; in which case, the Warrantholder will be permitted, subject to certain exceptions, to re-exercise such Warrant prior to the Expiration Date or the Delisting Date (as defined herein). The Index Strike Price will equal the closing value of the Index in Tokyo on the date the Warrants are priced for the initial offering to the public and the Index Spot Price will be determined upon exercise as more fully described herein.

     The Warrants are unsecured contractual obligations of the Company and will rank on a parity with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt.

     THE WARRANTS INVOLVE A HIGH DEGREE OF RISK, INCLUDING THE RISK OF EXPIRING WORTHLESS IF THE LEVEL OF THE INDEX DOES NOT DECREASE DURING THE PERIOD WHEN THE WARRANTS MAY BE EXERCISED. PURCHASERS SHOULD BE PREPARED TO SUSTAIN A TOTAL LOSS OF THE PURCHASE PRICE OF THEIR WARRANTS AND ARE ADVISED TO CONSIDER CAREFULLY THE INFORMATION UNDER 'RISK FACTORS RELATING TO THE WARRANTS' BEGINNING ON PAGE S-10 AND 'RISK FACTORS' BEGINNING ON PAGE 3 IN THE ACCOMPANYING PROSPECTUS, AS WELL AS THE OTHER INFORMATION HEREIN AND IN THE ACCOMPANYING PROSPECTUS.

     The Warrants have been approved for listing on the Chicago Board Options Exchange, Inc. (the 'CBOE'), subject to official notice of issuance. The CBOE symbol for the Warrants is JXP.WS.

                           ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES

       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.

                                             Underwriting
                           Price to         Discounts and        Proceeds to
                            Public          Commissions(1)        Company(2)
Per Warrant.........          $                   $                   $
Total Warrant.......          $                   $                   $

(1) A reduced commission is payable under certain circumstances for purchases of 100,000 or more Warrants in any single transaction. See 'Underwriting' herein.
(2) Before deducting expenses estimated at $        , which are payable by the
    Company.

                           ------------------------

     The Warrants are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery
of the Warrants will be made in New York City on or about            , 1995.

                           ------------------------

PAINEWEBBER INCORPORATED
                    NOMURA SECURITIES INTERNATIONAL, INC.
                                                       EVEREN SECURITIES, INC.

                           ------------------------

         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS            , 1995.


THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1993, AND IS SUBJECT TO COMPLETION OR AMENDMENT. THIS PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY sTATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     The valuation of and payment for any exercised Warrant (including in the case of automatic exercise) may be postponed as a result of an Exercise Limitation Event or an Extraordinary Event or as a result of the exercise of a number of Warrants exceeding the limits on exercise described herein under 'Description of the Warrants--Maximum Exercise Amount,' in which case the Warrantholder will receive a Cash Settlement Value or, under certain circumstances, the Alternative Settlement Amount (as defined herein) for such

Warrant, in either case determined as of a later date. See 'Description of the Warrants--Extraordinary Events and Exercise Limitation Events' and '--Maximum Exercise Amount' herein.

     The Warrants will be exercisable immediately upon issuance and may be exercised until 3:00 P.M., New York City time, on the New York Business Day (as defined herein) immediately preceding the Expiration Date for the Warrants,
which is October   , 1997, or until their earlier expiration on the last New
York Business Day prior to the effective date of their delisting from, or permanent suspension from trading on, the CBOE and failure to list on another United States national securities exchange (the 'Delisting Date'). Any Warrant not exercised at or before 3:00 P.M., New York City time, on such New York Business Day will be automatically exercised on such date. A Warrantholder may exercise no fewer than 500 Warrants at any one time, except in the case of automatic exercise. A Warrantholder tendering Warrants for exercise will have the option of specifying that, unless an Alternative Settlement Amount is payable in respect of such Warrants, such Warrants are not to be exercised if the Index as of the applicable Valuation Date is 15 or more points higher than the most recent closing level of the Index prior to exercise. All exercises of Warrants (other than on the Expiration Date, the Delisting Date or upon the occurrence of certain extraordinary circumstances) are subject, at the Company's option, to the limitation that not more than 1,000,000 Warrants in total may be exercised on any Exercise Date (as defined herein) and not more than 250,000 Warrants may be exercised by or on behalf of any person or entity, either individually or in concert with any other person or entity, on any Exercise Date. See 'Risk Factors Relating to the Warrants' and 'Description of the Warrants' herein and 'Description of Warrants' in the Prospectus.

     The Warrants have not been and will not be registered under the Securities and Exchange Law of Japan and, subject to certain exceptions, may not be offered or sold directly or indirectly in Japan or to the residents thereof. Exercise of the Warrants may be conditioned upon certification as to non-Japanese beneficial ownership.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE WARRANTS OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE CHICAGO BOARD OPTIONS EXCHANGE, INC., IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in the Prospectus and this Prospectus Supplement and in the documents incorporated therein and herein by reference. Appendix A hereto ('Index of Terms') contains a listing of defined terms and pages on which they are defined in this Prospectus Supplement.

                            PAINE WEBBER GROUP INC.

     Paine Webber Group Inc. (the 'Company') is a holding company which, together with its operating subsidiaries, forms one of the largest full-service securities and commodities firms in the industry. Founded in 1879, the Company employs approximately 16,100 people in 325 offices worldwide. In late 1994 and early 1995, the Company, in a series of transactions, acquired certain net assets and specific businesses of Kidder, Peabody Group Inc.

     The Company's principal line of business is to serve the investment and capital needs of individual, corporate, institutional and public agency clients through its broker-dealer subsidiary, PaineWebber Incorporated ('PaineWebber'), and other specialized subsidiaries. The Company is comprised of interrelated business groups, including the Private Client Group, International, Institutional Fixed Income Sales and Trading, Institutional Equity Sales and Trading, Municipal Securities Group, Investment Banking, Asset Management, Real Estate, Research and Transaction Services, which utilize common operational and administrative personnel and facilities.

                                  THE OFFERING

Securities Offered
  Price.................   Japan Export Index Put Warrants Expiring October   ,
                           1997 (the 'Warrants'). Each Warrant will entitle the
                           holder thereof to receive from the Company, upon
                           exercise (including automatic exercise), an amount in
                           U.S. dollars calculated by reference to decreases in
                           the Japan Export Index (the 'Index'). Such amount
                           (the 'Cash Settlement Value') will equal the product,
                           if positive, of multiplied by the quotient (rounded
                           down to the nearest cent) of (A) the amount, if any,
                           by which the Index Strike Price (as hereinafter
                           defined) exceeds the Index Spot Price for the
                           applicable Valuation Date (as hereinafter defined),
                           divided by (B) a fixed Japanese yen/U.S. dollar
                           exchange rate of yen   per U.S.$1.00. This amount is
                           described by the following formula:

                                             CASH SETTLEMENT VALUE =
                          _______  X  (INDEX STRIKE PRICE - INDEX SPOT PRICE)/
                                         (FIXED YEN /U.S.$ EXCHANGE RATE)


                           If the Index Spot Price for a Valuation Date is equal to or exceeds the Index Strike Price, the corresponding Cash Settlement Value will equal zero;
                           in which case, the Warrantholder will be permitted, subject to certain exceptions, to re-exercise such

                           Warrant prior to the Expiration Date or the Delisting
                           Date (as hereinafter defined). The Index Strike Price
                           will be the Closing Index Value on the date the
                           Warrants are priced by the Company for initial
                           offering to the public. The Index Spot Price is the
                           Closing Index Value on the Valuation Date relating to
                           an Exercise Date. The Closing Index Value for any
                           Index Calculation Day is the closing value of the
                           Index on such date.
Price...................   U.S.$  per Warrant.

The Japan Export
  Index.................   The Japan Export Index (the 'Index') is a stock index
                           designed by Nomura Securities International, Inc.
                           ('NSI') and calculated, published and disseminated by
                           the Chicago Board Options Exchange, Inc. (the
                           'CBOE'), in its sole discretion. NSI will not
                           calculate, publish, disseminate or maintain the
                           Index, and is not responsible for the calculation of
                           the Cash Settlement Amount or any other amounts
                           required to be calculated in connection with the
                           Warrants. The Index is being used by the Company with
                           the permission of the CBOE. The Index measures the
                           composite price performance of selected stocks
                           (currently of 40 companies) trading on the First
                           Section of the Tokyo Stock Exchange (the 'TSE'),
                           which represent certain of the largest Japanese
                           export companies, as measured by yen-denominated
                           export revenue. The Index was first calculated and
                           published by CBOE on September 22, 1995.
                           Stocks that comprise the Index may be changed or
                           substituted by the CBOE based on certain criteria.
                           The CBOE is under no obligation to continue the
                           calculation or the dissemination of the Index. See
                           'The Japan Export Index' herein. If the CBOE
                           discontinues publication of the Index, the
                           Determination Agent (as hereinafter defined) shall
                           determine the applicable Cash Settlement Value based
                           on the formula and method used in calculating the
                           Index as in effect on the date the Index was last
                           published. See 'Risk Factors Relating to the
                           Warrants' herein.
Exercise of Warrants....   The Warrants will be exercisable immediately upon
                           issuance (subject to postponement as described herein
                           under 'Description of the Warrants--Extraordinary
                           Events and Exercise Limitation Events') and may be
                           exercised until 3:00 P.M., New York City time, on the

                           earlier of (i) the New York Business Day (as
                           hereinafter defined) immediately preceding the
                           expiration date for the Warrants, which is October
                             , 1997 (the 'Expiration Date'), or (ii) the last
                           New York Business Day (as hereinafter defined) prior
                           to the effective date of their delisting from, or
                           permanent suspension from trading on (within the
                           meaning of the Securities Exchange Act of 1934 (the
                           'Exchange Act') and the rules and regulations
                           thereunder) the CBOE and failure to list the Warrants
                           on another United States national securities exchange
                           (the 'Delisting Date'). The Warrants will expire on
                           the Expiration Date, subject to an automatic
                           extension of the term of the Warrants as described
                           herein under 'Description of the
                           Warrants--Extraordinary Events and Exercise
                           Limitation Events.' Any Warrant not exercised at or
                           before the Expiration Date or any Delisting Date will
                           be automatically exercised on such date; provided,
                           however, that Warrants that have no Cash Settlement
                           Value will expire worthless. See 'Description of the
                           Warrants--Exercise and Settlement of Warrants'
                           herein.
Exercise Amount.........   A Warrantholder may exercise no fewer than 500
                           Warrants at any one time, except in the event of
                           automatic exercise. See 'Description of the
                           Warrants--Minimum Exercise Amount' herein. All
                           exercises of Warrants (other than on the Expiration
                           Date or the Delisting Date or upon the cancellation
                           of Warrants described herein under 'Description of
                           the Warrants--Extraordinary Events and Exercise
                           Limitation Events') are subject, at the Company's
                           option, to the limitation that not more than
                           1,000,000 Warrants in

                           total may be exercised on any Exercise Date and not
                           more than 250,000 Warrants may be exercised by or on
                           behalf of any person or entity, either individually
                           or in concert with any other person or entity, on any
                           Exercise Date. See 'Description of the Warrants--
                           Maximum Exercise Amount' herein. There are no
                           limitations concerning the number of Warrants that
                           may be bought or sold on the CBOE.
Extraordinary Events and
  Exercise Limitation
  Events................   See 'Description of the Warrants--Extraordinary
                           Events and Exercise Limitation Events' herein for a
                           description of such Events and the consequences of

                           the declaration of such an Event by the Company.
Risk Factors............   The Warrants are highly speculative and involve a
                           high degree of risk, including (but not limited to)
                           risks arising from the fluctuations in the prices of
                           the stocks comprising the Index, risks relating to
                           the Index and general risks applicable to the TSE
                           (the exchange on which the Underlying Stocks (as
                           hereinafter defined) are traded), such as market
                           disruption events, suspensions and trading halts.
                           Prospective purchasers of the Warrants should
                           recognize that their Warrants may expire worthless.
                           Investors should be prepared to sustain a total loss
                           of the purchase price of the Warrant. The Warrants
                           are appropriate investments only for investors with
                           options approved accounts who are able to understand
                           and bear the risk of a speculative investment in the
                           Warrants.
                           The Underlying Stocks that constitute the Index have
                           been issued by Japanese companies. Investments in
                           securities indexed to the value of Japanese equity
                           securities involve certain risks associated with the
                           Japanese securities markets, including the risks of
                           volatility in such markets, government intervention
                           in such markets, cross-shareholdings in Japanese
                           companies, a lack of public information about
                           Japanese companies and accounting and financial
                           standards that differ from those applicable to
                           certain U.S. companies.
                           Securities prices in Japan, and the prices of the
                           stocks of Japanese export companies in particular,
                           are subject to political, economic, financial and
                           social factors that apply in Japan. Stock prices of
                           Japanese export companies are also affected by
                           factors involving the countries in which those
                           companies' principal trading partners do business.
                           These factors could negatively affect the Japanese
                           securities markets generally and the price of the
                           stocks of Japanese export companies in particular.
                           Moreover, the Japanese economy may differ favorably
                           or unfavorably from the U.S. economy in such respects
                           as growth of gross national product, rate of
                           inflation, capital reinvestment, resources and
                           self-sufficiency.
                           It is not possible to predict how the Warrants will
                           trade in the secondary market or whether such market
                           will be liquid or illiquid. To the extent Warrants
                           are exercised, the number of Warrants outstanding
                           will decrease, resulting in a decrease in the
                           liquidity of the Warrants. In addition, the Company
                           or one or more of its affiliates or the Underwriters
                           may from time to time purchase Warrants resulting in
                           a decrease in the liquidity of the Warrants. The
                           trading value of a Warrant is expected to be
                           dependent upon the Index Strike Price and also upon a

                           number of complex interrelated factors, including the value of the Index, the volatility of the Index,

                           the time remaining to the expiration of the Warrants, the dividend rate on the stocks underlying the Index, Japan yen/U.S. dollar exchange rates and interest rates in Japan and the United States.
                           In the event the Warrants are delisted from, or permanently suspended from trading on, the CBOE and not accepted at the same time trading pursuant to the rules of another United States national securities exchange, Warrants not previously exercised will be deemed automatically exercised on the Delisting Date, and the Cash Settlement Value, if any, shall be calculated and settled as provided below under 'Description of the Warrants--Delisting of Warrants.'
                           Potential investors should be aware that PaineWebber, in its capacity as Determination Agent, is under no obligation to take the interests of the Company or the Warrantholders into consideration in the event it determines, composes or calculates the Cash
                           Settlement Value. However, PaineWebber is an affiliate of the Company, and certain conflicts of interest may arise in connection with PaineWebber performing its role as Determination Agent.
                           PaineWebber, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Warrants to restrict the use of information relating to the calculation of the Cash Settlement
                           Value prior to its dissemination. Moreover, PaineWebber is obligated to carry out its duties and functions as Determination Agent in good faith and using its reasonable judgment. See 'Description of the Warrants--Exercise and Settlement of Warrants.'
                           Except in the event of automatic exercise, a Warrantholder must tender at least 500 Warrants at any one time in order to exercise his Warrants. Thus, except in such an event, holders of Warrants with fewer than 500 Warrants will need either to sell their Warrants or to purchase additional Warrants, incurring transaction costs in each case, in order to realize upon their investment.
                           A Warrantholder will not be able to determine, at the time of exercise of a Warrant, the Index Spot Price that will be used in calculating the Cash Settlement

                           Value of such Warrant (and thus will be unable to determine such Cash Settlement Value). In addition, the Valuation Date for exercised Warrants may be postponed upon the occurrence and continuation of an Extraordinary Event or an Exercise Limitation Event
                           (see 'Description of the Warrants--Extraordinary
                           Events and Exercise Limitation Events' herein) or as a result of the exercise of a number of Warrants exceeding the limits on exercise described below under 'Description of the Warrants--Maximum Exercise
                           Amount.' Any upward movement in the level of the Index between the time a Warrantholder submits an Exercise Notice and the time the Index Spot Price for such exercise is determined (which period will, at a minimum, represent an entire Tokyo Business Day (as hereinafter defined) and, in the case of a Valuation
                           Date that is postponed following an Extraordinary
                           Event or an Exercise Limitation Event or in the case of a postponement resulting from the exercise of a number of Warrants exceeding the limits on exercise described below under 'Description of the Warrants--Maximum Exercise

                           Amount,' may be substantially longer) may result in such Warrantholder receiving a Cash Settlement Value or Alternative Settlement Amount (as hereinafter defined) (including a zero Alternative Settlement
                           Amount) that is less than the Cash Settlement Value anticipated by such Warrantholder based on the level of the Index most recently reported prior to exercise, subject to the Limit Option described below under 'Description of the Warrants--Limit Option.'
                           The CBOE will calculate the Index once each Index
                           Calculation Day (as hereinafter defined) based upon the most recent official closing prices of each of the Underlying Stocks as reported by the TSE. Due to time differences, trading on the TSE occurs when the CBOE is closed for business.
                           If the Company determines that on a Valuation Date an Extraordinary Event or Exercise Limitation Event has occurred and is continuing, then the Cash Settlement
                           Value or Alternative Settlement Amount may be calculated on a later date than the date otherwise provided herein.
                           INVESTORS ARE ADVISED TO CONSIDER CAREFULLY THE
                           FOREGOING RISK FACTORS AND THE RISKS AND OTHER
                           MATTERS DISCUSSED UNDER 'RISK FACTORS' IN THE
                           PROSPECTUS AND 'RISK FACTORS RELATING TO THE

                           WARRANTS,' 'DESCRIPTION OF THE WARRANTS' AND 'CERTAIN
                           UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS'
                           HEREIN PRIOR TO PURCHASING THE WARRANTS.
Who Should Invest.......   The CBOE requires that the Warrants be sold only to
                           investors whose accounts have been approved for
                           options trading, and further requires that its
                           members and member organizations and registered
                           employees thereof make certain suitability
                           determinations before recommending transactions in
                           the Warrants. As indicated above, investors should be
                           prepared to sustain a total loss of the purchase
                           price of the Warrants.
                           Investors who are considering purchasing the Warrants
                           should be able to understand and bear the risk of a
                           speculative investment in the Warrants, be
                           experienced with respect to options and option
                           transactions and understand the risks of
                           international stock index transactions. Such
                           investors should reach an investment decision only
                           after careful consideration with their advisers of
                           the suitability of the Warrants in light of their
                           particular financial circumstances and the
                           information set forth in this Prospectus Supplement
                           and the Prospectus. See 'Risk Factors Relating to the
                           Warrants' herein. As indicated above, investors
                           should be prepared to sustain a total loss of the
                           purchase price of the Warrants.
Listing.................   Chicago Board Options Exchange, Inc.
Warrant Trading
  Symbol................   JXP.WS
Warrant Agent...........   Citibank, N.A.
Determination Agent.....   PaineWebber Incorporated
Index Quotation
  Symbol................   JEX

                                   REFERENCES

     References herein to 'U.S. dollar,' 'dollar,' 'U.S.$' or '$' are to the lawful currency of the United States of America. References to 'Japanese yen' or 'yen ' are to the lawful currency of Japan. As used herein, 'New York Business Day' means any day other than a Saturday or Sunday or a day on which either the CBOE or the New York Stock Exchange (the 'NYSE') is not open for a full day of securities trading or commercial banks in New York City are required or authorized by law or executive order to remain closed, and 'Tokyo Business Day' means any day other than (i) a Saturday, Sunday or day on which banks are not open for a full day of business in Tokyo or (ii) a day on which the TSE is not open for a full day of business. As used herein, 'Index Calculation Day' means any day on which the Index is calculated and published.


                            PAINE WEBBER GROUP INC.

     Paine Webber Group Inc. is a holding company which, together with its operating subsidiaries, forms one of the largest full-service securities and commodities firms in the industry. Founded in 1879, the Company employs approximately 16,100 people in 325 offices worldwide. In late 1994 and early 1995, the Company, in a series of transactions, acquired certain net assets and specific businesses of Kidder, Peabody Group Inc.

     The Company's principal line of business is to serve the investment and capital needs of individual, corporate, institutional and public agency clients through its broker-dealer subsidiary, PaineWebber, and other specialized subsidiaries. The Company holds memberships in all major securities and commodities exchanges in the United States, and makes a market in many securities traded on the Automated Quotations System of the National Association of Securities Dealers, Inc. or in other over-the-counter markets. Additionally, PaineWebber is a primary dealer in U.S. government securities.

     The Company is comprised of interrelated business groups, including the Private Client Group, International, Institutional Fixed Income Sales and Trading, Institutional Equity Sales and Trading, Municipal Securities Group, Investment Banking, Asset Management, Real Estate, Research and Transaction Services, which utilize common operational and administrative personnel and facilities.

     The Private Client Group consists primarily of a domestic branch office system and consumer product groups through which PaineWebber and certain other subsidiaries provide clients with financial services and products, including the purchase and sale of securities, option contracts, commodity and financial futures contracts, direct investments, selected insurance products, fixed income instruments and mutual funds. The Company may act as a principal or agent in providing these services. Fees charged vary according to the size and complexity of a transaction, and the activity level of a client's account.

     Through the International, Institutional Fixed Income Sales and Trading and Institutional Equity Sales and Trading groups, the Company places securities for, and executes trades on behalf of, institutional clients both domestically and internationally. In addition, the Company takes positions in both listed and unlisted equity and fixed income securities to facilitate client transactions or for the Company's own account.

     The Municipal Securities Group originates, underwrites, sells and trades taxable and tax-exempt issues for municipal and public agency clients.

     Through the Investment Banking group, the Company provides financial advice to, and raises capital for, a broad range of domestic and international corporate clients. Investment Banking manages and underwrites public and private offerings, participates as an underwriter in syndicates of public offerings managed by others, and provides advice in connection with mergers and acquisitions, lease financings and debt restructurings.

     The Asset Management group is comprised of Mitchell Hutchins Asset Management Inc. ('MHAM'), Mitchell Hutchins Institutional Investors Inc. ('MHII') and Mitchell Hutchins Investment Advisory division ('MHIA'). MHAM and

MHII provide investment advisory and portfolio management services to pension and endowment funds. MHAM also provides investment advisory and portfolio management services to individuals and mutual funds. MHIA provides portfolio management services to individuals, trusts and institutions.

     The Real Estate group provides a full range of capital market services to real estate clients, including underwriting of debt and equity securities, principal lending activity, debt restructuring, property sales and bulk sales services, and a broad range of other advisory services.

     The Research group provides investment advice to institutional and individual investors, and other business areas of the Company, on approximately 890 companies in 62 industry sectors.

     The Transaction Services group includes correspondent services, prime brokerage and securities lending businesses, and specialist trading. Through Correspondent Services Corporation, the Company provides execution and clearing services to broker-dealers in the U.S. and overseas. The Company also acts as a specialist responsible for executing transactions and maintaining an orderly market in certain securities.

     The Company's businesses operate in one of the nation's most highly regulated industries. Violations of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines, and the suspension or expulsion of a firm, its officers or employees. The Company's business is regulated by various agencies, including the United States Securities and Exchange Commission (the 'SEC'), the New York Stock Exchange, the Commodity Futures Trading Commission and the National Association of Securities Dealers, Inc. ('NASD').

     The Company's principal executive offices are located at 1285 Avenue of the Americas, New York, New York 10019 (Telephone (212) 713-2000).

     For purposes of the foregoing description, all references to the 'Company' refer collectively to Paine Webber Group Inc. and its operating subsidiaries unless the context otherwise requires.

                                USE OF PROCEEDS

     A substantial portion of the proceeds to be received by the Company from the sale of the Warrants will be used by the Company, one or more of its subsidiaries or third parties in connection with hedging the Company's obligations under the Warrants. Such hedging activities are expected to include purchasing or maintaining positions in a variety of financial instruments relating to the Index, the Underlying Stocks and the Japanese yen/U.S. dollar exchange rate (which may include certain types of instruments that entail only potential payments upon closeout but not up-front acquisition costs). The conduct of such hedging activities will not be limited to any particular securities or futures exchange. Depending on the actual number of Warrants outstanding from time to time, among other matters, the aggregate amount and the composition of such positions are likely to vary over time. The remainder of the proceeds, if any, will be used for general corporate purposes.

                     RISK FACTORS RELATING TO THE WARRANTS

GENERAL MARKET AND TIMING RISKS

     General. The registered or beneficial owner of a Warrant (a 'Warrantholder') will receive a cash payment from the Company upon exercise (including automatic exercise) only if such Warrant has a Cash Settlement Value (or, if applicable, upon the occurrence of an Extraordinary Event or any Exercise Limitation Event as described under 'Description of the Warrants--Extraordinary Events and Exercise Limitation Events' herein, an Alternative Settlement Amount, as hereinafter defined) greater than zero at such time. The Warrants will be 'in-the-money' on the relevant Valuation Date only if, as of such date, the value of the Index decreases so that the Index Spot Price is below the Index Strike Price. A decrease in the level of the Index from the date of this Prospectus Supplement will result in a greater Cash Settlement Value for the Warrants and an increase in the level of the Index from the date of this Prospectus Supplement will result in a lesser or zero Cash Settlement Value for the Warrants. If a Warrant is not exercised prior to its expiration and, on the Valuation Date with respect to its expiration, the value of the Index is greater than or equal to the Index Strike Price, the Warrant will expire worthless and the beneficial owner will have sustained a total loss of the purchase price of such Warrant. Investors therefore should be prepared to sustain a total loss of the purchase price of their Warrants.

     Time Lag After Exercise Instructions Given. Except under the circumstances described below, the Valuation Date for an exercised Warrant will be the first Index Calculation Day after the related Exercise Date. The Exercise Date for an exercised Warrant, subject to certain exceptions described under 'Exercise and Settlement of Warrants,' 'Limit Option' and 'Automatic Exercise' under 'Description of the Warrants' herein, will be the New York Business Day on which such Warrant and an Exercise Notice (as hereinafter defined) in proper form are received by the Warrant Agent (as hereinafter defined) if received at or prior to 3:00 P.M., New York City time, on such day; if such Warrant and Exercise Notice are received after such time, the Exercise Date will be the next succeeding New York Business Day. See 'Description of the Warrants--Exercise and Settlement of Warrants' herein. The Valuation Date for an exercised Warrant will occur after the Exercise Date (see 'Description of the Warrants--Exercise and Settlement of Warrants' herein). Therefore, a Warrantholder will not be able to determine, at the time of exercise of a Warrant, the Index Spot Price that will be used in calculating the Cash Settlement Value of such Warrant (and will thus be unable to determine such Cash Settlement Value). In addition, the Valuation Date for exercised Warrants may be postponed upon the occurrence and continuation of an Extraordinary Event or an Exercise Limitation Event (see 'Description of the Warrants--Extraordinary Events and Exercise Limitation Events' herein) or as a result of the exercise of a number of Warrants exceeding the limits on exercise described below under 'Description of the Warrants--Maximum Exercise Amount.' The value of the Index may change significantly during any such period and such movements could adversely affect the cash settlement value of the warrants being exercised.


RISKS ASSOCIATED WITH INTERNATIONAL STOCK INDEX WARRANTS

     Investment decisions relating to international stock index warrants require the investor to predict the direction of movements in the underlying index as well as the amount and timing of those movements. International stock index warrants may change substantially in value, or lose all of their value, with relatively small movements in the underlying index. Moreover, an international stock index warrant is a 'wasting asset' in that, in the absence of countervailing factors, such as an offsetting movement in the level of the index, the market value of an index warrant will tend to decrease over time and the warrant will have no market value after the time for exercise has expired. Accordingly, international stock index warrants involve a high degree of risk and are not appropriate for every investor. Investors who are considering purchasing the Warrants must be able to understand and bear the risk of a speculative investment in the Warrants and be experienced with respect to options and option transactions and understand the risks of stock indexes. Such investors should reach an investment decision only after careful consideration with their advisors of the suitability of the Warrants in light of their particular financial circumstances and the information set forth in this Prospectus Supplement and in the Prospectus.

UNDERLYING STOCKS

     General. The Underlying Stocks that constitute the Index have been issued by Japanese companies. Investments in securities indexed to the value of Japanese equity securities involve certain risks. The Japanese securities markets may be more volatile than United States or other securities markets and may be affected by market developments in different ways than United States or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets and cross-shareholdings in Japanese companies may affect prices and volume of trading of Japanese equity securities.

     Public information regarding the issuers of the Underlying Stocks may be obtained through the TSE. In certain instances, the Underlying Stocks are traded in the United States in the form of American Depositary Receipts ('ADRs') and public information concerning issuers of such ADRs may be obtained through the SEC and any relevant exchange or quotation system. However, prospective investors in the Warrants should be aware that there is generally less publicly available information about Japanese companies than about United States companies that are subject to the reporting requirements of the SEC. Also, Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those to which United States reporting companies are subject. Accordingly, information regarding the issuers of the Underlying Stocks may be limited in comparison to information regarding United States corporate issuers whose securities are publicly traded in the United States.

     Underlying Stocks Traded Primarily on the TSE. The Underlying Stocks are listed on the First Section of the TSE. The TSE has adopted certain measures intended to prevent any extreme short-term price fluctuation resulting from order imbalances. These include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. Any stock listed on the TSE cannot be traded at a price outside of these limits which are stated in absolute Japanese yen limits, and not percentage limits, from the closing price of the stock on the previous day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a 'special bid quote' or a 'special asked quote' for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter orders and balance supply and demand for the stock. Investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances including, for example, unusual trading activity in that stock. As a result, variations in the Index may be limited by price limitations on, or by suspension of trading in, individual stocks which comprise the Index which may, in turn, adversely affect the value of the Warrants. See 'Description of the Warrants' herein.

IMPORTANT CONSIDERATIONS RELATING TO JAPAN AND JAPANESE EXPORT COMPANIES

     Securities prices in Japan are subject to political, economic, financial and social factors that apply in Japan. Stock prices of Japanese export companies are also affected by factors involving the countries in which those companies' principal trading partners do business. These factors (including the possibility that recent or future changes in the Japanese government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other Japanese laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between currencies) could negatively affect the Japanese securities markets generally and the prices of the stocks of Japanese export companies particularly. Moreover, the Japanese economy may differ favorably or unfavorably from the United States economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

     The Index is comprised of Japanese companies that derive a significant portion of their revenues from exports. The value of the stocks comprising the Index is, therefore, subject to fluctuation as a result of foreign and domestic economic and political factors affecting the ability of Japanese companies to provide goods and services for export, including, without limitation, the value of the Japanese yen in comparison to the value of the currencies of its principal trading partners and restrictions on trade established by Japan's trading partners or by Japanese authorities.

OFFERING PRICE OF WARRANTS; WARRANTS NOT A PERFECT HEDGE

     The initial public offering price of the Warrants is in excess of the price a commercial user of or dealer in options on the Index might pay for comparable options involving significantly larger amounts. The Warrants should not be considered to be a perfect hedge with respect to the value of the Japan Export Index or all or any portion of the Underlying Stocks.

CERTAIN FACTORS AFFECTING THE VALUE OF THE WARRANTS

     The Cash Settlement Value of the Warrants at any time prior to expiration is typically expected to be less than the Warrants' trading value at that time. The difference between the trading value and the Cash Settlement Value will reflect a number of factors, including a 'time value' for the Warrants. The 'time value' of the Warrants will depend upon the length of the period remaining to expiration, among other factors. The expiration date of the Warrants will be accelerated should the Warrants be delisted or should their trading on the CBOE be suspended permanently unless the

Warrants simultaneously are accepted for trading pursuant to the rules of another United States national securities exchange. Any such acceleration would result in the total loss of any otherwise remaining time value, and could occur when the Warrants are out-of-the-money, thus resulting in total loss of the purchase price of the Warrants. See 'Description of the Warrants.' Before exercising or selling Warrants, Warrantholders should carefully consider the trading value of the Warrants, the value of the Index at the time, the time remaining to expiration and the probable range of Cash Settlement Values and any related transaction costs.

     It is possible that the trading value of a Warrant may decline even if there is a decrease in the value of the Index.

     Investors should be aware that this is the first listing of an equity index warrant on the CBOE and that warrants relating to the Index have not been publicly offered in the United States and there can be no assurance as to how the Warrants will trade in the secondary market or whether such market will be liquid. The trading value of a Warrant is expected to be dependent upon the value of the Index Strike Price and also upon a number of complex interrelated factors, including those listed below. The expected theoretical effect on the trading value of a Warrant of each of the factors listed below, assuming in each case that all other factors are held constant, is as follows:

          (1) The Index. If the value of the Index increases, the trading value of a Warrant is expected to decrease. If the value of the Index decreases, the trading value of a Warrant is expected to increase.

          (2) The volatility of the Index. If the volatility of the Index increases, the trading value of a Warrant is expected to increase. If the volatility of the Index decreases, the trading value of a Warrant is expected to decrease.

          (3) Interest rates in Japan and the United States. In general, if United States interest rates increase, the trading value of the Warrants is expected to decrease. If United States interest rates decrease, the trading value of the Warrants is expected to increase. If interest rates in Japan increase, the trading value of a Warrant is expected to decrease. If interest rates in Japan decrease, the trading value of a Warrant is expected to increase. Changes in Japanese interest rates may affect the economy of Japan and, in turn, the Index, and the trading value of the Warrants.

          (4) Dividend rates in Japan.  If dividend rates on the Underlying

     Stocks increase, the trading value of a Warrant is expected to increase. If dividend rates on the Underlying Stocks decrease, the trading value of a Warrant is expected to decrease. Changes in the dividend rates on the Underlying Stocks may directly affect the value of the Index and therefore the value of the Warrants as described above.

          (5) Japanese yen/U.S. dollar exchange rates. The Cash Settlement Value is based on a given level of the Index and will not be affected by changes in the Japanese yen/U.S. dollar exchange rate. However, a number of economic factors, including the Japanese yen/U.S. dollar exchange rate, could affect the value of the Underlying Stocks and, therefore, the value of the Index.

As noted above, these hypothetical scenarios are based on the assumption that all other factors are held constant. In reality, it is unlikely that only one factor would change in isolation, because changes in one factor usually cause or result from changes in others. Some of the factors referred to above are, in turn, influenced by the political and economic factors discussed above. No assurances can be given that the expected theoretical effects on the trading value of the Warrants described above will prove to be accurate.

MINIMUM EXERCISE AMOUNT

     Except for cases of automatic exercise, a Warrantholder must tender at least 500 Warrants at any one time in order to exercise Warrants. Thus, except in cases of automatic exercise, Warrantholders with fewer than 500 Warrants must either sell their Warrants or purchase additional Warrants, incurring transaction costs in either case, in order to realize proceeds from their investment. At any time that a Warrantholder must purchase additional Warrants in order to have the minimum number of Warrants necessary to elect to exercise, such Warrantholder will be subject to the secondary market for Warrants at the time of any such purchase, including the risk that there may be a limited number of the Warrants available in such market at such time and the other factors affecting the secondary market discussed above. Furthermore, such Warrantholders incur the risk that there may be differences between the trading value of the Warrants and the Cash Settlement Value of such Warrants.

RISKS AND COSTS ASSOCIATED WITH CONVERSION AND EXERCISE OF WARRANTS

     The Warrants will be issued as certificates in registered form. Warrantholders cannot, however, hold certificated positions through CEDEL or Euroclear (as such terms are hereinafter defined). Accordingly, a beneficial owner of Warrants holding such Warrants indirectly (for instance, through a broker that holds such Warrants in 'street' name) may exercise such Warrants only through such owner's registered holder. In the case of a beneficial owner holding Warrants through his broker in 'street' name, such beneficial owner must direct his broker, who may in turn need to direct another intermediary, to deliver an Exercise Notice (as hereinafter defined) and the related Warrants to the Warrant Agent (as hereinafter defined). To ensure that an Exercise Notice and the related Warrants will be delivered to the Warrant Agent before 3:00 P.M., New York City time, on a given New York Business Day, a Warrantholder may need to give exercise instructions to his broker or other intermediary substantially earlier than 3:00 P.M., New York City time, on such day. Different brokerage firms may have different cut-off times for accepting and implementing exercise instructions from their customers. Therefore, Warrantholders should consult with their brokers or other intermediaries, if applicable, as to applicable cut-off times and other exercise mechanics. See 'Description of the Warrants--Exercise and Settlement of Warrants' and '--Limit Option' herein.

     Forty-five calendar days after the closing of the offering (which closing
is expected to be on October   , 1995), each Warrantholder will have the option
to convert the form in which such Warrantholder holds his Warrants from certificated to book-entry form (the 'Conversion Option'). Such conversion will occur only through the facilities of The Depository Trust Company, New York, New York ('DTC,' which term, as used herein and in the Prospectus, includes any successor depositary selected by the Company). See 'Description of the Warrants--Book-Entry Conversion' herein and 'Description of the Warrants--Book-Entry Procedures and Settlement' in the Prospectus. To exercise Warrants, a Warrantholder who has utilized the Conversion Option must direct a broker, who may, in turn, need to direct a participating organization in DTC (a 'Participant'), to transfer Warrants held by DTC on behalf of such Warrantholder and to submit an Exercise Notice to the Warrant Agent. A Warrantholder may desire that the New York Business Day on which his Warrants and an Exercise Notice are delivered on his behalf to the Warrant Agent will constitute the Exercise Date for the Warrants being exercised (for example, to utilize the Limit Option most effectively). To achieve such objective, a Warrantholder holding Warrants in book-entry form must cause such Warrants to be transferred free on the records of DTC to, and such Exercise Notice to be received by, the Warrant Agent at or prior to 3:00 P.M., New York City time, on such New York Business Day; provided, however, that in the case of Warrants in book-entry form held through CEDEL or Euroclear, the Warrants must be transferred to the Warrant Agent prior to 3:00 P.M., New York City time, on the applicable Valuation Date. To ensure that such Warrants and Exercise Notice will be received by the Warrant Agent at or prior to such time, such Warrantholder must give the appropriate direction to his broker before such broker's (and, if such broker is not a Participant, the applicable Participant's) cut-off time for accepting exercise instructions from customers for that day. Different brokerage firms may have different cut-off times for accepting and implementing exercise instructions from their customers. Therefore, Warrantholders holding their Warrants in book-entry form should consult with their brokers or other intermediaries, if applicable, as to applicable cut-off times and other exercise mechanics. Under no circumstances may Warrants in certificated form be exercised through the facilities of CEDEL or Euroclear. The Company has been informed by CEDEL and Euroclear that such clearing agencies will only clear, and facilitate exercises of, Warrants in book-entry form. See 'Description of the Warrants--Exercise and Settlement of Warrants,' '--CEDEL and Euroclear' and
'--Limit Option' herein. Forms of Exercise Notice for Warrants held in book-entry form may be obtained at the Warrant Agent's Office (as hereinafter defined) during the Warrant Agent's normal business hours. See 'Description of the Warrants--General' herein.

RISKS DUE TO DELAY OR POSTPONEMENT OF VALUATION OF WARRANTS

     Any upward movement in the level of the Index between the time a Warrantholder submits an Exercise Notice and the time the Index Spot Price for such exercise is determined (which period will, at a minimum, represent an entire Tokyo Business Day and, in the case of a Valuation Date postponed following an Extraordinary Event or an Exercise Limitation Event or as a result of there being exercised a number of Warrants exceeding the maximum permissible amount, may be substantially longer) will, subject to the Limit Option described below and under 'Description of the Warrants--Limit Option' herein, result in such Warrantholder receiving a Cash Settlement Value or Alternative Settlement Amount (including a zero Alternative Settlement Amount) that is less than the Cash Settlement Value anticipated by such Warrantholder based on the closing level of the Index most recently reported prior to exercise. The CBOE will calculate the Index based upon the most recent official closing prices of each of the Underlying Stocks as reported by the TSE. Due to time differences, trading on the TSE occurs when the CBOE is closed for business.

     Except in the event of automatic exercise, a Warrantholder may be able to limit to some extent the risk associated with any upward movement in the Index between an Exercise Date and the applicable Valuation Date if such Warrantholder, in connection with an exercise of Warrants, elects the Limit Option. Pursuant to the Limit Option, Warrants tendered for exercise will not be exercised if the Index Spot Price for the applicable Valuation Date has increased by 15 or more points from the Index Spot Price for the applicable Exercise Date. See 'Description of the Warrants--Limit Option' herein.

     If the Company determines that an Extraordinary Event or an Exercise Limitation Event has occurred and is continuing on any day that would otherwise be a Valuation Date for any exercised Warrant, then the Valuation Date for such Warrant will be postponed to the next Index Calculation Day following the Tokyo Business Day on which there is no Extraordinary Event or Exercise Limitation Event; provided that if the postponed Valuation Date has not occurred on or prior to the Expiration Date or the Delisting Date, the Warrantholders will receive the Alternative Settlement Amount (as described below) in lieu of the Cash Settlement Value; provided further that, in the case of an Extraordinary Event, if the Company determines that such Extraordinary Event is expected to continue and the Company notifies the Warrant Agent that it is cancelling the Warrants, then the date on which such notice is given (whether or not such date is a New York Business Day) will become the Valuation Date for such Warrant, in which case such Warrantholder will receive, in lieu of the Cash Settlement Value of such Warrant, the Alternative Settlement Amount thereof, which is equal to the greater of (a) the average of the last sale prices, if available, of the Warrants on the CBOE (or any successor United States national securities exchange on which the Warrants are listed) on the 30 trading days preceding the date on which such Extraordinary Event was declared and (b) an amount equal to the sum of the Cash Settlement Value of the Warrants on such Valuation Date and a ratable portion of the initial offering price of the Warrants, in each case subject to certain exceptions and adjustments. The Cash Settlement Value or the Alternative Settlement Amount of a Warrant determined as of any such postponed Valuation Date may be substantially lower (including zero) than the otherwise applicable Cash Settlement Value thereof. See 'Description of the Warrants--Extraordinary Events and Exercise Limitation Events' herein, which includes a description of events, circumstances or causes constituting Extraordinary Events and Exercise Limitation Events.


RISKS ASSOCIATED WITH RE-BALANCING OF THE INDEX

     The Index will be re-balanced on the last trading day of March of each year and in the event that more than 33 1/3% of the value of the Index is comprised of five or fewer Underlying Stocks. In connection with the re-balancing of the Index, the weightings of the Underlying Stocks will be adjusted so that each Underlying Stock will not comprise more than 2.5% of the Index value. See 'The Japan Export Index' herein. In the period immediately prior to a re-balancing of the Index, the Index value may fluctuate in a manner that differs from the performance of the Index immediately following a re-balancing. Such fluctuation may result from the fact that in a re-balancing of the Index the weightings of Underlying Stocks that have increased in value in the period prior to a re-balancing will be reduced after a re-balancing of the Index and the weightings of Underlying Stocks that have declined in value in periods prior to a re-balancing will be increased after a re-balancing of the Index. Changes in the weightings of the Underlying Stocks over time may significantly affect the characteristics, behavior and value of the Index. Prospective investors should understand that as a result of the re-balancing of the Index the performance of the Index may change significantly over time and could adversely affect any Cash Settlement Value or Alternative Settlement Amount of the Warrants.

RISKS DUE TO DELISTING OF WARRANTS

     The Warrants have been approved for listing on the CBOE, subject to official notice of issuance. In the event the Warrants are delisted from, or permanently suspended from trading on (within the meaning of the Exchange Act and the rules and regulations thereunder), the CBOE and not accepted at the same time for listing on another United States national securities exchange, Warrants not previously exercised will be deemed automatically exercised on the Delisting Date, and the Cash Settlement Value, if any, shall be calculated and settled as provided under 'Description of the Warrants--Delisting of Warrants' herein. In the event of a delisting or suspension of trading on the CBOE, the Company will use its best efforts to list the Warrants on another United States national securities exchange.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain of the Underwriters and their affiliates may from time to time engage in transactions involving the Underlying Stocks for their proprietary accounts and for other accounts under their management, which may influence the value of such Underlying Stocks and therefore the value of the Warrants. The Company, or its subsidiaries or third parties, including the Underwriters or their affiliates, may also be the writers of one or more hedges of the Company's obligations under the Warrants and will be obligated to pay to the Company upon exercise of Warrants an amount equal to the value of the exercised Warrants. Under certain circumstances, conflicts of interest may arise between PaineWebber's responsibilities as Determination Agent with respect to the Warrants and its status as a subsidiary of the Company and with respect to its duties as Determination Agent and its status as a writer of a hedge of the issuer of the Warrants.


OTHER CONSIDERATIONS

     Options and warrants provide opportunities for investment and pose risks to investors as a result of fluctuations in the value of the underlying investment. In general, certain of the risks associated with the Warrants are similar to those generally applicable to other options or warrants of private corporate issuers. However, unlike options or warrants on equities or debt securities, which are traded primarily on the basis of the value of a single underlying security, the trading value of a Warrant is likely to reflect primarily the value of the Index.

     The purchaser of a Warrant may lose his entire investment. This risk reflects the nature of a Warrant as an asset which tends to decline in value over time and which may, depending on the relative value of the Index, be worthless when it expires. Assuming all other factors are held constant, the more a Warrant is out-of-the-money and the shorter its remaining term to expiration, the greater the risk that a purchaser of the Warrant will lose all of his investment. This means that the purchaser of a Warrant who does not sell it in the secondary market or exercise it prior to expiration will necessarily lose his entire investment in the Warrant if it expires when the Index Spot Price is greater than or equal to, the Index Strike Price.

     It is not possible to predict how the Warrants will trade in the secondary market or whether such market will be liquid or illiquid. To the extent Warrants are exercised, the number of Warrants outstanding will decrease, resulting in a decrease in the liquidity of the Warrants. In addition, during the life of the Warrants, the Company or one or more of its affiliates may from time to time purchase and exercise the Warrants, resulting in a decrease in the liquidity of the Warrants.

     The CBOE requires that the Warrants be sold only to investors whose accounts have been approved for options trading. In addition, the CBOE requires that its members and member organizations and registered employees thereof make certain suitability determinations before recommending transactions in the Warrants. Before making any investment in the Warrants, it is important that a prospective investor become informed about and understand the nature of the Warrants in general, the specific terms of the Warrants and the nature of the relevant currency exchange rate. An investor should understand the consequences of liquidating his investment in a Warrant by exercising it as opposed to selling it. It is especially important for an investor to be familiar with the procedures governing the exercise of Warrants, since a failure to properly exercise a Warrant prior to its expiration could result in the loss of his entire investment. This includes knowing when Warrants are exercisable and how to exercise them.

     The fact that Warrants may become valueless upon expiration means that, in order to recover and realize a return upon his investment, a purchaser of a Warrant must generally be correct about the direction, timing and magnitude of anticipated changes in the value of the Index. If the value of the Index does not increase to an extent sufficient to cover an investor's cost of a Warrant (i.e., the purchase price plus transaction costs, if any) before the Warrant expires, the investor will lose all or a part of his investment in the Warrant upon expiration. The Cash Settlement Value is based upon a given level of the Index and will not be affected by changes in the Japanese yen/U.S. dollar exchange rate. However, a number of economic factors, including the Japanese yen/U.S. dollar exchange rate, could affect the value of the Underlying Stocks and, therefore, the value of the Index.

     INVESTORS ARE ADVISED TO CONSIDER CAREFULLY THE FOREGOING RISK FACTORS AND THE RISKS AND OTHER MATTERS DISCUSSED UNDER 'RISK FACTORS' IN THE PROSPECTUS AND 'CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS CONCERNING THE WARRANTS' HEREIN, AS WELL AS THE OTHER INFORMATION IN THE PROSPECTUS AND HEREIN, PRIOR TO PURCHASING THE WARRANTS.

                             THE JAPAN EXPORT INDEX

     Unless otherwise stated, all information herein regarding the Index is derived from the CBOE or publicly available sources. Such information reflects the policies of the CBOE as provided by such sources and such policies are subject to change by the CBOE.

     The Japan Export Index (the 'Index') is a new stock index initially comprised of 40 stocks of companies that are estimated to be the largest Japanese export companies, as measured by total annual yen-denominated export revenue during the last five (5) years, whose stocks are listed on the First Section of the TSE and which have a stock market capitalization of greater than 100 billion Japanese yen, whose daily trading volume averaged over 100 million Japanese yen per day over the last 250 trading days and whose export revenue as a percentage of total revenues totalled more than 20% during the last five (5) years (the 'Underlying Stocks').

     The Index was designed by NSI and is calculated, published and disseminated by the CBOE, in its sole discretion. NSI will not calculate, publish, disseminate or maintain the Index, and is not responsible for the calculation of the Cash Settlement Value or any other amounts required to be calculated in connection with the Warrants. The Index is calculated using an 'equal dollar weighting' methodology so that at the time of the establishment of the initial Index value and on an annual basis thereafter upon a 're-balancing' of the Index on the last trading day of March of each year each of the component Underlying Stocks comprising the Index will be equally represented and will comprise 2.5% of the Index value. See 'Risk Factors Relating to the Warrants--Risks
Associated With Re-Balancing of the Index' herein. The value of the Index was established at 100 as of March 31, 1984. The Index was last re-balanced on March
31, 1995. As of October   , 1995 the value of the Index was      . The Index
stocks are drawn from a broad base of industries. Business sector representation of the Underlying Stocks comprising the Index as of the last re-balancing of the Index was as follows: Autos and Auto Parts (25.0%) (10 Underlying Stocks); Electric Machinery--diversified (22.5%) (9 Underlying Stocks); Consumer Electronics (20.0%) (8 Underlying Stocks); Iron and Steel (7.5%) (3 Underlying Stocks); Precision Instruments (7.5%) (3 Underlying Stocks); Shipbuilding (5.0%) (2 Underlying Stocks); Chemicals (5.0%) (2 Underlying Stocks); Machinery (2.5%) (1 Underlying Stock); Computers and Semiconductors (2.5%) (1 Underlying Stock); and Services (2.5%) (1 Underlying Stock). (See Appendix B hereto for a list of
the Underlying Stocks as of October   , 1995.) The business sectors represented

by the Index are a result of the Underlying Stocks selected for inclusion in the Index on the basis described above. Business sector representation is not a factor in determining the composition of the Index. Accordingly, if the Underlying Stocks are changed in the future, the business sectors represented by the Index may differ significantly from those that are currently represented.

     In order to maintain the continuity in the Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the additions or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Index will be adjusted in a manner designed to prevent any instantaneous change or discontinuity in the value of the Index and in order that the value of the Index immediately after such change will equal the value of the Index immediately prior to such change. Thereafter, the divisor will remain the same until a further adjustment is necessary as the result of another change, or until the next rebalancing date. Changes in the identities and characteristics of the Underlying Stocks may significantly affect the behavior of the Index over time.

     Underlying Stocks may be deleted or added by the CBOE in its sole discretion. Any Underlying Stock deemed ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the
Index: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock,
(iv) transfer of such stock to the 'Seiri-post' because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section of the TSE. If a component security of the Index is removed, the CBOE will, in its sole discretion, attempt to find a replacement security, taking into account the factors for inclusion in the Index set forth above. The CBOE intends that the Index will not fall below 35 component stocks. Subject to the foregoing, Underlying Stocks may be deleted without contemporaneously including a replacement security or added without contemporaneously deleting an Underlying Stock. Additionally, the CBOE intends to monitor the weightings of the component stocks of the Index and, if at any time five stocks account for more than 33 1/3% of the total value of the Index, the CBOE will re-balance the Index within the next 30 days.

     The total capitalization of the Underlying Stocks comprising the Index, as of September 29, 1995, was approximately $545 billion, with the market capitalization of the individual Underlying Stocks in the Index ranging from a high of $70.67 billion to a low of $1.39 billion, and with a mean market
capitalization of $13.62 billion. On October   , 1995, no single stock accounted
for more than   % of the Index's total value, and the percentage weighting of
the five largest Underlying Stocks in the Index accounted for   % of the Index's
value.

     The Index is calculated once every Index Calculation Day by the CBOE based on the most recent official closing prices of the Underlying Stocks reported by the TSE. This closing value is disseminated prior to the opening of trading in the United States through the options pricing reporting authority.

     The CBOE is under no obligation to continue the calculation and dissemination of the Index. The Warrants are not sponsored, endorsed, sold or promoted by the CBOE. No inference should be drawn from the information contained in this Prospectus Supplement that the CBOE makes any representation or warranty, implied or express, to the Company, the Warrantholders or any member of the public regarding the advisability of investing in securities generally or in the Warrants in particular or the ability of the Index to track general stock market performance. The CBOE has no obligation to take the needs of the Company or the Warrantholders into consideration in determining, composing or calculating the Index. The CBOE is not responsible for, and has not participated in the determination of, the timing of, prices for, or quantities of, the Warrants to be issued or in the determination or calculation of the equation by which the Warrants are to be settled in cash. The CBOE has no obligation or liability in connection with the administration, marketing or trading of the Warrants.

     None of the Company, the Warrant Agent, the Determination Agent or the Underwriters accepts any responsibility for the calculation, maintenance or publication of the Index. The CBOE disclaims all responsibility to the Company for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining any Cash Settlement Value or Alternative Settlement Amount upon exercise of the Warrants.

HISTORICAL DATA ON THE INDEX

     The Index is a newly created index that the CBOE first calculated on September 22, 1995. The following table sets forth the closing values calculated by the CBOE for the Index each month in the period from March 31, 1984 through September 29, 1995, assuming that the Underlying Stocks that presently comprise the Index would have comprised the Index during the period. This data should not be taken as an indication of the future performance of the Index.

                                             MONTH-END
                                           CLOSING LEVEL
                                           -------------
1984:
  March.................................       100.00
  April.................................        96.69
  May...................................        87.37
  June..................................        88.00
  July..................................        84.00
  August................................        92.69
  September.............................        94.30
  October...............................        94.12
  November..............................        90.51
  December..............................        93.49


                                             MONTH-END
                                           CLOSING LEVEL
                                           -------------
1985:
  January...............................        97.62
  February..............................        99.66
  March.................................        96.56
  April.................................        94.80
  May...................................        90.14
  June..................................        92.75
  July..................................        84.12
  August................................        86.88
  September.............................        85.71
  October...............................        91.44
  November..............................        90.60
  December..............................        93.03
1986:
  January...............................        94.43
  February..............................        90.05
  March.................................        97.53
  April.................................       105.76
  May...................................       104.61
  June..................................       105.31
  July..................................        96.07
  August................................       107.46
  September.............................       106.60
  October...............................       105.52
  November..............................       106.35
  December..............................       107.63
1987:
  January...............................       104.69
  February..............................       105.46
  March.................................        99.28
  April.................................       104.50
  May...................................       117.90
  June..................................       131.23
  July..................................       136.48
  August................................       137.47
  September.............................       155.62
  October...............................       127.80
  November..............................       126.39
  December..............................       123.59
1988:
  January...............................       133.10
  February..............................       142.17
  March.................................       154.35
  April.................................       162.21
  May...................................       160.23
  June..................................       178.21
  July..................................       196.04
  August................................       179.40
  September.............................       184.83
  October...............................       180.54

  November..............................       193.66
  December..............................       190.27

                                             MONTH-END
                                           CLOSING LEVEL
                                           -------------
1989:
  January...............................       201.30
  February..............................       202.75
  March.................................       205.81
  April.................................       212.52
  May...................................       229.64
  June..................................       226.68
  July..................................       233.61
  August................................       236.17
  September.............................       242.98
  October...............................       243.29
  November..............................       250.57
  December..............................       255.95
1990:
  January...............................       255.14
  February..............................       249.81
  March.................................       242.84
  April.................................       253.11
  May...................................       267.56
  June..................................       269.53
  July..................................       260.30
  August................................       234.19
  September.............................       181.11
  October...............................       212.15
  November..............................       180.84
  December..............................       183.68
1991:
  January...............................       184.53
  February..............................       216.49
  March.................................       217.27
  April.................................       214.34
  May...................................       210.71
  June..................................       202.23
  July..................................       208.38
  August................................       187.44
  September.............................       199.65
  October...............................       197.61
  November..............................       177.66
  December..............................       177.12
1992:
  January...............................       177.77
  February..............................       169.97

  March.................................       158.65
  April.................................       164.73
  May...................................       167.25
  June..................................       155.10
  July..................................       148.89
  August................................       160.33
  September.............................       149.83
  October...............................       146.50
  November..............................       154.07
  December..............................       157.00

                                             MONTH-END
                                           CLOSING LEVEL
                                           -------------
1993:
  January...............................       158.55
  February..............................       152.27
  March.................................       172.12
  April.................................       197.23
  May...................................       188.52
  June..................................       178.94
  July..................................       188.73
  August................................       190.92
  September.............................       180.83
  October...............................       184.56
  November..............................       162.83
  December..............................       179.92
1994:
  January...............................       202.17
  February..............................       208.94
  March.................................       202.83
  April.................................       208.06
  May...................................       222.18
  June..................................       224.23
  July..................................       215.32
  August................................       217.58
  September.............................       211.47
  October...............................       216.83
  November..............................       207.56
  December..............................       212.55
1995:
  January...............................       186.83
  February..............................       175.20
  March.................................       172.20
  April.................................       169.58
  May...................................       156.56
  June..................................       154.31
  July..................................       176.97

  August................................       199.80
  September.............................       200.82

     The following graph sets forth the historical performance of the Index at the end of each month from March 31, 1984 through September 29, 1995. Past movements of the Index are not necessarily indicative of the future Index values.

                    JAPANESE EXPORT INDEX--HISTORICAL LEVELS
        Month-End Values from March 31, 1984 through September 29, 1995

                               [INSERT NEW CHART]

Source: The CBOE.

THE TOKYO STOCK EXCHANGE

     The TSE is one of the world's largest securities exchanges in terms of market capitalization. The TSE is a two-way, continuous pure auction market. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

     Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Index on such trading day will generally be available in the United States by the opening of business on the same calendar day.

     The TSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances. These include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. In general, any stocks listed on the TSE cannot be traded at a price outside of these limits which are stated in absolute Japanese yen, and not percentage, limits from the closing price of the stock on the previous day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a 'special bid quote' or a 'special asked quote' for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter orders and balance supply and demand for the stock. Investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances including, for example, unusual trading activity in that stock. As a result, variations in the Index may be limited by price limitations, or by suspension of trading, on individual stocks which comprise the Index which may, in turn, adversely affect the value of the Warrants or result in an Exercise Limitation Event or Extraordinary Event. See 'Description of the Warrants--Extraordinary Events and Exercise Limitation Events' herein.

CHICAGO BOARD OPTIONS EXCHANGE, INC.

     The CBOE lists options on more than 700 stocks and on the two most actively traded indices in the world, the S&P 100(Registered) (OEX(Registered)) and the S&P 500(Registered) (SPX(Registered)), as well as on the Nasdaq 100 Index(Registered)(NDX(Registered)), the S&P SmallCap 600 Index, the Russell 2000(Registered) Index and thirteen sector indices. Options on the CBOE Mexico Index (MEX), the Latin 15(Trademark) Index , the Nikkei 300 Index (NIK) and the CBOE Israel Index (ISX) comprise the CBOE's foreign index option complex. The CBOE also offers interest rate options; LEAPS(Registered), which are long-term options on individual equities and stock indices; and FLEX(Trademark) (Flexible Exchange(Trademark)) Options, an alternative to the over-the-counter options market for institutional investors.

                          DESCRIPTION OF THE WARRANTS

GENERAL

     The Warrants will be issued pursuant to a Warrant Agreement (the 'Warrant
Agreement'), dated as of October   , 1995, between the Company, Citibank, N.A.,
as Warrant Agent (the Warrant Agent), and PaineWebber, as Determination Agent (the 'Determination Agent'). The following summaries of certain provisions of the Warrants and the Warrant Agreement do not purport to be complete and reference is made to all the provisions of the Warrant Agreement (including the form of Warrant Certificate and global Warrant certificate attached as exhibits thereto). The Warrant Agreement will be available for inspection by any Warrantholder at the office of the Warrant Agent (the 'Warrant Agent's Office') which is currently located at 111 Wall Street, 5th Floor, New York, New York 10043, during the Warrant Agent's normal business hours. See 'Description of the Warrants' in the Prospectus.

     The aggregate number of Warrants to be issued is set forth on the cover page of this Prospectus Supplement and is subject to the right of the Company to 'reopen' the issue of Warrants and issue additional Warrants with substantially identical terms at a later time. See 'Underwriting'.

     A Warrant will not require or entitle a Warrantholder to purchase or take delivery of any Underlying Stocks or any other securities of the Company. Upon exercise of a Warrant, the Company will make only a U.S. dollar cash payment in the amount of the Cash Settlement Value or Alternative Settlement Amount, if any and as applicable, of such Warrant. The Company is under no obligation to, nor will it, sell or deliver to any Warrantholder shares of any of the Underlying Stock or any other securities in connection with the exercise of any Warrants. Warrantholders will not receive any interest on any Cash Settlement Value or Alternative Settlement Amount and the Warrants will not entitle the Warrantholders to any rights of holders of any Underlying Stock or any other securities.

DETERMINATION OF CASH SETTLEMENT VALUE OF WARRANTS

     Each Warrant will entitle the Warrantholder to receive, upon exercise (including automatic exercise), the Cash Settlement Value of such Warrant except that, under the circumstances described under '--Extraordinary Events and Exercise Limitation Events' below, such Warrantholder may instead receive the

Alternative Settlement Amount for such Warrant. The 'Cash Settlement Value' of a Warrant will equal an amount in U.S. dollars equal to the product, if positive, of ___ multiplied by the quotient (rounded down to the nearest cent) of (A) the amount, if any, by which the Index Strike Price for the applicable Valuation Date exceeds the Index Spot Price divided by (B) a fixed Japan yen/U.S. Dollar
exchange rate of yen          per U.S.$1.00. This amount is described by the
following formula:


  CASH SETTLEMENT VALUE =  _______  X  (INDEX STRIKE PRICE - INDEX SPOT PRICE)/
                      (FIXED YEN /U.S.$ EXCHANGE RATE)

     The 'Index Spot Price' relating to any Exercise Date will be determined by Determination Agent and will equal the Closing Index Value (as calculated by the CBOE) on the Valuation Date relating to such Exercise Date.

     The 'Index Strike Price' will equal the Closing Index Value on the date the Warrants are priced by the Company for initial offering to the public.

HYPOTHETICAL WARRANT VALUES ON EXERCISE

     Set forth below is a hypothetical example demonstrating the Cash Settlement Values of a Warrant at various levels of the Index. The hypothetical Cash Settlement Values in the table do not reflect any 'time value' for a Warrant, which may be reflected in trading value, and are not necessarily indicative of potential profit or loss, which are also affected by purchase price and transaction costs.

                                                HYPOTHETICAL SPOT      APPROXIMATE CASH SETTLEMENT
                                                  JAPAN EXPORT       VALUE (ALSO KNOWN AS INTRINSIC
                                                   INDEX VALUE           VALUE) OF PUT WARRANTS
                                                -----------------    -------------------------------
Equal to or greater than.....................          200                     U.S.$  0.00
                                                       180                            3.40
                                                       160                            6.80
                                                       140                           10.20
                                                       120                           13.60
                                                       100                           17.00

------------------
(1) Cash Settlement Values assume a hypothetical Index Strike Price of 200, a Japanese yen/U.S. dollar exchange rate of 100yen /$1.00 and a multiplier of 17, all of which will be determined on the pricing date.

WARRANT CERTIFICATES

     The Warrants initially will be issued as certificates in registered form (each, a 'Warrant Certificate'). The Warrant Agent will from time to time register the transfer of any outstanding Warrant Certificate upon surrender thereof at the Warrant Agent's Office duly endorsed by, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent duly executed by, the registered holder thereof, a duly appointed legal representative or a duly authorized attorney. Such signature must be guaranteed by a bank or trust company having a correspondent office in New York City or by a member of a United States national securities exchange. A new Warrant Certificate will be issued to the transferee upon any such registration of transfer.

     At the option of a Warrantholder, Warrant Certificates may be exchanged for other Warrant Certificates representing an equal number of Warrants, upon surrender to the Warrant Agent at the Warrant Agent's Office of the Warrant Certificates to be exchanged. The Company will thereupon execute, and the Warrant Agent will countersign and deliver, one or more new Warrant Certificates representing such equal number of Warrants.

     In the event that, after any exercise of Warrants evidenced by a Warrant Certificate, the number of Warrants exercised is fewer than the total number of Warrants evidenced by such Certificate, a new Warrant Certificate evidencing the number of Warrants not exercised will be issued to the registered holder or his assignee. See '--Minimum Exercise Amount' below.

     If any Warrant Certificate is mutilated, lost, stolen or destroyed, the Company may in its discretion execute, and the Warrant Agent may countersign and deliver, in exchange and substitution for such mutilated Warrant Certificate, or in replacement for such lost, stolen or destroyed Warrant Certificate, a new Warrant Certificate representing an equal number of Warrants, but only (in the case of loss, theft or destruction) upon receipt of evidence satisfactory to the Company and the Warrant Agent of loss, theft or destruction of such Warrant Certificate and security or indemnity, if requested, satisfactory to them. Warrantholders requesting replacement Warrant Certificates must also comply with such other reasonable regulations and pay such reasonable charges as the Company or the Warrant Agent may prescribe. In the event that all the Warrants represented by any such mutilated, lost, stolen or destroyed Warrant Certificate have been or are about to be exercised (including upon automatic exercise), the Company in its discretion may, instead of issuing a new Warrant Certificate, direct the Warrant Agent to treat such Warrant Certificate as if the Warrant Agent had received an Exercise Notice in proper form in respect thereof or as being subject to automatic exercise, as the case may be.

     No service charge will be made for any registration of transfer or exchange of Warrant Certificates, but the Company may require the payment of a sum sufficient to cover any tax or governmental charge that may be imposed in relation thereto, other than exchanges not involving any transfer. In the case of the replacement of mutilated, lost, stolen or destroyed Warrant Certificates, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the

Warrant Agent) connected therewith.

     Warrant Certificates held through CEDEL will be held by Citibank, N.A., New York Office ('Citibank'), as custodian for CEDEL, and Warrant Certificates held through Euroclear will be held by Morgan Guaranty Trust Company of New York, New York Office ('Morgan'), as custodian for Euroclear. After the last day of the Conversion Option Period, Warrantholders may no longer hold certificated positions through CEDEL or Euroclear. See '--Book-Entry Conversion' herein.

BOOK-ENTRY CONVERSION

     Forty-five calendar days after the closing of the offering (which closing date is expected to be October , 1995), a Warrantholder will have the option to convert the form in which such holder holds his Warrants from definitive to book-entry form by utilizing the Conversion Option. The Conversion Option will be available for forty-five calendar days (the 'Conversion Option Period') and
is expected to run from             , 1995, through             , 1995.

     In order to be exchanged for a Warrant in book-entry form, the Warrant Certificate must be delivered to DTC, in proper form for deposit, by a Participant. Accordingly, a Warrantholder who is not a Participant must deliver his Warrant Certificate, in proper form for deposit, to a Participant, either directly or through an indirect participant (such as a bank, brokerage firm, dealer or trust company that clears through, or maintains a custodial relationship with, a Participant) or a brokerage firm which maintains an account with a Participant, in order to have its Warrant exchanged for a Warrant in book-entry form. Warrantholders who desire to exchange their Warrant Certificates for Warrants in book-entry form should contact their brokers or other Participants or indirect participants to obtain information on procedures for submitting their Warrant Certificates to DTC, including the proper form for submission, and (during the Conversion Option Period) the cut-off times for same day and next day exchange. Warrant Certificates which are held by a Warrantholder in nominee or street name may be automatically exchanged into book-entry form by the broker or other entity in whose name such Warrant Certificates are registered, without action of, or consent by, the beneficial owner of such Warrant. In addition, Warrant Certificates held through the facilities of CEDEL or Euroclear will automatically be exchanged into book-entry form by CEDEL or Euroclear, as the case may be, pursuant to the Conversion Option on the last day of the Conversion Option Period without action of, or consent by, the beneficial owner of the related Warrants. Under no circumstances may Warrant Certificates be converted into Warrants in book-entry form through the facilities of CEDEL or Euroclear.

     Warrant Certificates received by DTC for exchange during the Conversion Option Period will be exchanged for Warrants in book-entry form by the close of business on the New York Business Day that such Certificates are received by DTC (if received by DTC at its then applicable cut-off time for same day credit) or on the following New York Business Day (if received by DTC at its then applicable cut-off time for next day credit). After the last day of the Conversion Option Period, DTC will not be required to accept delivery of Warrant Certificates in exchange for book-entry Warrants, but may permit Warrant Certificates to be so exchanged on a case-by-case basis. However, there can be no assurance that such Warrant Certificates would be accepted for exchange. Warrants surrendered at any time for exchange for book-entry Warrants may not be exercised or delivered for settlement of transfer until such exchange has been effected. Accordingly, if a decrease in the value of the Index Spot Rate were to occur after a Warrant Certificate had been surrendered for exchange into book-entry form, a Warrantholder would not be able to take advantage of the decrease by exercising his Warrant until such exchange had been effected. Because Warrant Certificates are not required to be exchanged for Warrants in book-entry form, it is likely that not all Warrant Certificates will be so exchanged. Accordingly, Warrantholders purchasing Warrants in secondary market trading after commencement of the Conversion Option Period may wish to make specific arrangements with brokers or other Participants or indirect participants if they wish to purchase Warrants only in book-entry form and not certificated form. The Company has been informed by CEDEL and Euroclear that such clearing agencies will only clear Warrants in book-entry form after the Conversion Option Period.

     Once a Warrantholder has elected the Conversion Option, such holder may hold his Warrants only in book-entry form and will not be able to change his election or withdraw from the book-entry system during the

Conversion Option Period or thereafter. Accordingly, except in certain limited circumstances described in the Prospectus under 'Description of the Warrants--Book-Entry Procedures and Settlement,' ownership of the Warrants in certificated form will no longer be available to investors who have elected the Conversion Option.

CEDEL AND EUROCLEAR

     Warrantholders may hold their Warrants only in book-entry form through CEDEL or Euroclear if they are participants of such systems, or indirectly through organizations which are participants in such systems. The common security registration number used by CEDEL and Euroclear for the Warrants is
          . Certificated ownership of Warrants will not be available through such systems.

     CEDEL and Euroclear will hold omnibus book-entry positions on behalf of their participants through customers' securities accounts in CEDEL's and Euroclear's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the names of the nominees of the depositaries on the books of DTC. Citibank will act as depositary for CEDEL and Morgan will act as depositary for Euroclear (in such capacities, the 'Depositaries'). All securities in CEDEL or Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

     Exercises of book-entry Warrants by persons holding through CEDEL or Euroclear participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its Depositary; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its Depositary to take action to effect its exercise of the Warrants on its behalf by delivering Warrants through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the Warrants held through CEDEL or Euroclear will be credited to the cash accounts of CEDEL participants or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its Depositary. See '--Exercise and Settlement of Warrants' herein.

     Centrale de Livraison de Valeurs Mobilieres S.A. ('CEDEL') is incorporated under the laws of Luxembourg as a professional depositary. CEDEL holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between CEDEL participants through electronic book-entry changes in accounts of CEDEL participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled through CEDEL in any of 28 currencies, including U.S. dollars. CEDEL provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. CEDEL interfaces with domestic markets in several countries. As a professional depositary, CEDEL is subject to regulation by the Luxembourg Monetary Institute. CEDEL participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters (as hereinafter defined). Indirect access to CEDEL is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a CEDEL participant, either directly or indirectly.

     The Euroclear System was created in 1968 to hold securities for participants in the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 30 currencies, including U.S. dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. The Euroclear System is operated by Morgan's Brussels, Belgium office (the 'Euroclear Operator' or 'Euroclear'), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the 'Cooperative'). Morgan is a member bank of the United States Federal Reserve System. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the 'Terms and Conditions'). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawal of securities and cash from the Euroclear System, and receipt of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

     All information herein on CEDEL and Euroclear is derived from CEDEL or Euroclear, as the case may be, and reflects the policies of such organizations; such policies are subject to change without notice.

EXERCISE AND SETTLEMENT OF WARRANTS

     The Warrants will be immediately exercisable upon issuance subject to postponement upon the occurrence of an Extraordinary Event or an Exercise Limitation Event as described under '--Extraordinary Events and Exercise
Limitation Events' herein, and will expire on October   , 1997 (the 'Expiration
Date'). Warrants not exercised (including by reason of any such postponed exercise) at or before 3:00 P.M., New York City time, on the earlier of (i) the New York Business Day immediately preceding the Expiration Date and (ii) the Delisting Date, will be automatically exercised as described under 'Automatic Exercise' below. See '--Minimum Exercise Amount' and '--Maximum Exercise Amount' below.

     A Warrantholder may exercise certificated Warrants on any New York Business Day during the period from the date of issuance of such Warrants until 3:00 P.M., New York City time, on the earlier of (i) the New York Business Day immediately preceding the Expiration Date and (ii) the Delisting Date, by delivering or causing to be delivered to the Warrant Agent in New York City the Warrant Certificate representing such Warrants with the irrevocable notice of exercise on the reverse thereof (or a notice of exercise in substantially identical form delivered therewith) (such notice, an 'Exercise Notice') duly completed and executed. The Warrant Agent's telephone number and facsimile transmission number for this purpose are (212) 657-7269 and (212) 825-3483, respectively.

     In the case of book-entry Warrants held through the facilities of DTC, a Warrantholder may exercise such Warrants on any New York Business Day during the period from the date of issuance of such Warrants until 3:00 P.M., New York City time, on the earlier of (i) the New York Business Day immediately preceding the Expiration Date and (ii) the Delisting Date, by causing (x) such Warrants to be transferred free to the Warrant Agent on the records of DTC and (y) a duly completed and executed Exercise Notice to be delivered on behalf of the Warrantholder by a Participant to the Warrant Agent. Forms of Exercise Notice for Warrants held through the facilities of DTC may be obtained from the Warrant Agent at the Warrant Agent's Office. The Warrant Agent's telephone number and facsimile transmission number for this purpose are (201) 262-5444 and (201) 262-7521, respectively.

     In the case of book-entry Warrants held through the facilities of CEDEL or Euroclear, a Warrantholder may exercise such Warrants on any New York Business Day during the period from the date on which his certificated Warrants have been effectively converted into book-entry form during the Conversion Option Period (which will begin forty-five calendar days from the closing of the offering) until 3:00 P.M., New York City time, on the earlier of (i) the New York Business Day immediately preceding the Expiration Date and (ii) the Delisting Date, by causing (x) such Warrants to be transferred free to the Warrant Agent by giving appropriate instructions to the participant holding such Warrants in either the CEDEL or Euroclear system, as the case may be, and (y) a duly completed and executed Exercise Notice to be delivered on behalf of the Warrantholder by CEDEL, in the case of Warrants held through CEDEL, or such participants, in the case of Warrants held through Euroclear, to the Warrant Agent. Forms of Exercise Notice for Warrants held through the facilities of either CEDEL or Euroclear may be obtained from the Warrant Agent at the Warrant Agent's Office or from CEDEL or Euroclear.

     Except for Warrants subject to automatic exercise or held in book-entry form through the facilities of CEDEL or Euroclear, and subject to the Limit Option, the 'Exercise Date' for a Warrant will be (i) the New York Business Day on which the Warrant Agent receives the Warrant and Exercise Notice in proper form with respect to such Warrant, if received at or prior to 3:00 P.M., New York City time, on such day, or (ii) if the Warrant Agent receives such Warrant and Exercise Notice after 3:00 P.M., New York City time, on a New York Business Day, then the New York Business Day next succeeding such New York Business Day.

     In the case of Warrants held in book-entry form through the facilities of CEDEL or Euroclear, except for Warrants subject to automatic exercise, and subject to the Limit Option, the 'Exercise Date' for a Warrant will be (i) the New York Business Day on which the Warrant Agent receives the Exercise Notice in proper form with respect to such Warrant if such Exercise Notice is received at or prior to 3:00 P.M., New York City time, on such day, provided that the Warrant is received by the Warrant Agent by 3:00 P.M., New York City time, on the Valuation Date, or (ii) if the Warrant Agent receives such Exercise Notice after 3:00 P.M., New York City time, on a New York Business Day, then the New York Business Day next succeeding such New York Business Day, provided that the Warrant is received by 3:00 P.M., New York City time, on the Valuation Date relating to exercises of Warrants on such succeeding New York Business Day. In the event that the Warrant is received after 3:00 P.M., New York City time, on the Valuation Date, then the Exercise Date for such Warrant will be the day on which such Warrant is received or, if such day is not a New York Business Day, the next succeeding New York Business Day. In the case of Warrants held through the facilities of CEDEL or Euroclear, in order to ensure proper exercise on a given New York Business Day, participants in CEDEL or Euroclear must submit exercise instructions to CEDEL or Euroclear, as the case may be, by 10:00 A.M., Luxembourg time, in the case of CEDEL and by 10:00 A.M., Brussels time (by telex), or 11:00 A.M., Brussels time (by EUCLID), in the case of Euroclear. In addition, in the case of book-entry exercises by means of the Euroclear System,
(i) participants must also transmit, by facsimile (facsimile number (201) 262-7521), to the Warrant Agent a copy of the Exercise Notice submitted to Euroclear by 3:00 P.M., New York City time, on the desired Exercise Date and
(ii) Euroclear must confirm by telex to the Warrant Agent by 9:00 A.M., New York City time, on the Valuation Date that the Warrants will be received by the Warrant Agent on such date; provided that if such telex communication is received after 9:00 A.M., New York City time, on the Valuation Date, the Company will be entitled to direct the Warrant Agent to reject the related Exercise Notice or waive the requirement for timely delivery of such telex communication.

     To ensure that an Exercise Notice and the related Warrants will be delivered to the Warrant Agent before 3:00 P.M., New York City time, on a given New York Business Day, a Warrantholder may have to give exercise instructions to his broker or other intermediary substantially earlier than 3:00 P.M., New York City time, on such day. Different brokerage firms may have different cut-off times for accepting and implementing exercise instructions from their customers. Therefore, Warrantholders should consult with their brokers or other intermediaries, if applicable, as to applicable cut-off times and other exercise mechanics. See 'Risk Factors Relating to the Warrants--Risks and Costs Associated with Conversion and Exercise of Warrants' above.

     Except in the case of Warrants subject to automatic exercise and for Warrants that upon exercise will entitle the holder thereof to receive an Alternative Settlement Amount in lieu of the Cash Settlement Amount, if on any Valuation Date the Cash Settlement Value for any Warrants then exercised would be zero, then the attempted exercise of such Warrants will be void and of no effect and, in the case of certificated Warrants, the Warrant Certificate evidencing such Warrants will be returned to the registered holder by first class mail at the Company's expense or, in the case of Warrants held through the facilities of DTC, CEDEL or Euroclear, such Warrants will be transferred back to the Participant (including the Depositaries) that submitted them free on the records of DTC, CEDEL or Euroclear, as the case may be, and, in any such case, such Warrantholder will be permitted to re-exercise such Warrants prior to the Expiration Date or the Delisting Date, as the case may be.

     The 'Valuation Date' for a Warrant will be the first Index Calculation Day following the applicable Exercise Date, subject to postponement upon the occurrence of an Extraordinary Event or an Exercise Limitation Event as described below under '--Extraordinary Events and Exercise Limitation Events' or as a result of the exercise of a number of Warrants exceeding the limits on exercise described below under '--Maximum Exercise Amount.' The CBOE will calculate the Index once each Index Calculation Day based upon the most recent official closing prices of the Underlying Stocks as reported on the TSE. 'Index Calculation Day' means any day on which the TSE is open for trading and the Index is calculated and published. Due to time differences, trading on the TSE occurs when the CBOE is closed for business. The following is an illustration of the timing of an Exercise Date, the ensuing Valuation Date and the Limit Option Reference Rate (as hereinafter defined), assuming (i) all relevant dates are New York Business Days and Index Calculation Days, (ii) the absence of any intervening Extraordinary Event or Exercise Limitation Event and

(iii) the number of exercised Warrants does not exceed the maximum permissible amount. If the Warrant Agent receives a Warrantholder's Warrants and Exercise Notice in proper form at or prior to 3:00 P.M., New York City time, on
           , October   , 1995, the Exercise Date for such Warrants will be
           , October   , 1995, and the Valuation Date for such Warrants will be
           , October   , 1995 (except that in the case of Warrants held through
the facilities of CEDEL or Euroclear, the Warrants must be received by 3:00 P.M., New York City time, on the Valuation Date; if such Warrants are received after such time, then the Exercise Date for such Warrants will be the day on which such Warrants are received or, if such day is not a New York Business Day, the next succeeding New York Business Day, and the Valuation Date for such Warrants will be the first New York Business Day following such Exercise Date and the Limit Option Reference Rate will be the Index Spot Price on such Exercise Date). The Index Spot Price used to determine the Cash Settlement Value
of such Warrants will be the closing level of the Index on            , October
  , 1995, which, because of time differences, will occur at 1:00 A.M., New York
City time, on      (or 2:00 A.M., New York City time, during the months in which
Eastern Daylight Savings Time is in effect). If the Warrantholder elected the Limit Option in connection with the exercise of such Warrants, the Limit Option
Reference Rate would be the Index Spot Price on            , October   , 1995.
If the Warrant Agent were to receive such Warrantholder's Warrants and Exercise
Notice after 3:00 P.M., New York City time, on            , October   , 1995
(except that in the case of Warrants held through the facilities of CEDEL or Euroclear, the Warrants must be received after 3:00 P.M., New York City time, on
           , October   , 1995), then the Exercise Date for such Warrants would
instead be            , October   , 1995, the Valuation Date would be
           , October   , 1995, and the applicable Limit Option Reference Rate
would be the Index Spot Price on            , October   , 1995.

     Following receipt of Warrants and the related Exercise Notice in proper form, the Warrant Agent will, not later than 5:00 P.M., New York City time, on the applicable Valuation Date (or, if the Valuation Date is not a New York Business Day, on the next succeeding New York Business Day), (i) obtain the Index Spot Price from the Determination Agent, (ii) determine the Cash Settlement Value of such Warrants and (iii) advise the Company of the aggregate Cash Settlement Value of the exercised Warrants. In the case of certificated Warrants, if the Company has made adequate funds available to the Warrant Agent in a timely manner as required by the Warrant Agreement, the Warrant Agent will thereafter be responsible for making payment available to each registered holder of a Warrant on the sixth New York Business Day following the Valuation Date in the form of a cashier's check or official bank check, or (in the case of payments of at least $100,000) by wire transfer to a U.S. dollar bank account maintained by such holder in the United States (at such holder's election as specified in the applicable Exercise Notice), in an amount equal to the aggregate Cash Settlement Value of such holder's exercised Warrants. If the Company has made such funds available by such time, the Warrant Agent will thereafter be responsible for making funds available to each appropriate Participant (including Citibank and Morgan, who, in turn, will disburse payments to CEDEL and Euroclear, as the case may be, who will be responsible for disbursing such payments to each of their respective participants, who, in turn, will be responsible for disbursing payments to the Warrantholders they represent), and such Participant will be responsible for disbursing such payments to the Warrantholders it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the Warrantholders that it represents.

     'Determination Agent' means PaineWebber or, in lieu thereof, another firm selected by the Company to perform the functions of the Determination Agent in connection with the Warrants. PaineWebber, in its capacity as Determination Agent, will have no obligation to take the interests of the Company or the Warrantholders into consideration in the event it determines, composes or calculates the Cash Settlement Value. PaineWebber and its affiliates may from time to time engage in transactions involving the Underlying Stocks for their proprietary accounts and for other accounts under their management, which may influence the value of such Underlying Stocks. Certain of the Underwriters and their affiliates will also be the writers of the hedge of the Company's obligations under the Warrants and will be obligated to pay to the Company upon exercise of the Warrants an amount equal to the value of the Warrants. Accordingly, under certain circumstances, conflicts of interest may arise between PaineWebber's responsibilities as Determination Agent with respect to the Warrants and its obligations under its hedge. In addition, because PaineWebber is an affiliate of the Company, certain conflicts of interest may arise in connection with PaineWebber performing its role as Determination Agent. PaineWebber, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Warrants to restrict the use of information relating to any calculation of the Cash Settlement Value prior to its dissemination. PaineWebber is also obligated to carry out its duties and functions as Determination Agent in good faith and using its reasonable judgment.

MINIMUM EXERCISE AMOUNT

     No fewer than 500 Warrants may be exercised by a Warrantholder at any one time, except in the event of automatic exercise of the Warrants or exercise upon cancellation of the Warrants as described under '--Extraordinary Events and Exercise Limitation Events' below. Accordingly, except in the case of automatic exercise of the Warrants or upon automatic cancellation of the Warrants, Warrantholders with fewer than 500 Warrants will need either to sell their Warrants or to purchase additional Warrants, thereby incurring transaction costs, in order to realize upon their investment. Warrantholders must satisfy the minimum exercise amount requirement described above separately with respect to both certificated and book-entry Warrants even if both kinds of Warrants are to be exercised at the same time. Thus, a Warrantholder seeking to exercise both certificated and book-entry Warrants at the same time must still exercise a minimum of 500 of each kind of Warrant in order to satisfy such requirement. In addition, book-entry Warrants held through one Participant (including participants in CEDEL or Euroclear) may not be combined with book-entry Warrants held through another Participant in order to satisfy the minimum exercise requirement.

MAXIMUM EXERCISE AMOUNT


     All exercises of Warrants (other than on the Expiration Date or the Delisting Date or upon cancellation of the Warrants as described under '--Extraordinary Events and Exercise Limitation Events' herein) are subject, at the Company's option, to the limitation that not more than 1,000,000 Warrants in total may be exercised on any Exercise Date and not more than 250,000 Warrants may be exercised by or on behalf of any person or entity, either individually or in concert with any other person or entity, on any Exercise Date. If any New York Business Day would otherwise, under the terms of the Warrant Agreement, be the Exercise Date in respect of more than 1,000,000 Warrants, then at the Company's election 1,000,000 of such Warrants shall be deemed exercised on such Exercise Date (selected by the Warrant Agent on a pro rata basis, but if, as a result of such pro rata selection, any Warrantholder would be deemed to have exercised fewer than 500 Warrants, then the Warrant Agent shall first select additional Warrants of such holders so that no such holder shall be deemed to have exercised fewer than 500 Warrants), and the remainder of such Warrants (the 'Remaining Warrants') shall be deemed exercised on the following New York Business Day (subject to successive applications of this provision); provided that any Remaining Warrant for which an Exercise Notice was delivered on a given Exercise Date shall be deemed exercised before any other Warrants for which an Exercise Notice was delivered on a later Exercise Date. If any individual Warrantholder attempts to exercise more than 250,000 Warrants on any New York Business Day, then at the Company's election 250,000 of such Warrants shall be deemed exercised on such New York Business Day and the remainder shall be deemed exercised on the following New York Business Day (subject to successive applications of this provision). As a result of any postponed exercise as described above, Warrantholders will receive a Cash Settlement Value determined as of a date later than the otherwise applicable Valuation Date. In any such case, as a result of any such postponement and subject to the Limit Option, the Cash Settlement Value actually received by Warrantholders may be lower than the otherwise applicable Cash Settlement Value if the Valuation Date of the Warrants had not been postponed.

LIMIT OPTION

     Except for Warrants subject to automatic exercise, and except as described below with respect to the payments of any Alternative Settlement Amount, each Warrantholder, in connection with any exercise of Warrants (including a postponed exercise following an Extraordinary Event or an Exercise Limitation Event), will have the option (the 'Limit Option') to specify that such Warrants are not to be exercised if the Index Spot Price that would otherwise be used to determine the Cash Settlement Value of such Warrants is 15 or more points higher than the closing level of the Index for the day specified (such rate, the 'Limit Option Reference Rate'). A

Warrantholder's election of the Limit Option must be specified in the applicable Exercise Notice delivered to the Warrant Agent. The Limit Option Reference Rate will be the closing level of the Index on the relevant Exercise Date (or, if such date is not an Index Calculation Day, on the immediately preceding Index Calculation Day). If such Exercise Notice in proper form, together with the related Warrants, is received by the Warrant Agent by 3:00 P.M., New York City time, on a given day (which must be a New York Business Day), the Limit Option Reference Rate will be the Index Spot Price for such day. If an Exercise Notice and the related Warrants are received after 3:00 P.M., New York City time, on a given day, the applicable Limit Option Reference Rate will be determined as of the next day that is also a New York Business Day (or, if such day is not an Index Calculation Day, on the immediately preceding Index Calculation Day).

     To ensure that the Limit Option will have its intended effect of limiting the risk of any upward movement in the level of the Index between the date on which a Warrantholder submits an Exercise Notice and the related Valuation Date, such Exercise Notice and the related Warrants must be received by the Warrant Agent not later than 3:00 P.M., New York City time, on the New York Business Day on which they are submitted. See the illustration under '--Exercise and Settlement of Warrants' above and 'Risk Factors Relating to the Warrants--Risks Due to Delay or Postponement of Valuation of Warrants' herein.

     Following receipt of an Exercise Notice and the related Warrants subject to the Limit Option, the Warrant Agent will obtain the applicable Limit Option Reference Rate and will determine whether such Warrants will not be exercised because of the Limit Option. Warrants that are not exercised will be treated as not having been tendered for exercise, and either the Warrant Certificate evidencing such Warrants will be returned to the registered holder by first-class mail at the Company's expense or, in the case of Warrants held through the facilities of DTC, CEDEL or Euroclear, such Warrants will be transferred to the account at DTC, CEDEL or Euroclear, as the case may be, from which they were transferred to the Warrant Agent. To exercise such Warrants, a Warrantholder will be required to cause the Warrants and a related Exercise Notice to be submitted again to the Warrant Agent.

     Once elected by a Warrantholder in connection with an exercise of Warrants, the Limit Option will continue to apply, on the basis of the Limit Option Reference Rate as initially determined for such Warrants, even if the Valuation Date for such Warrants is postponed, except when such Valuation Date is postponed until the Expiration Date, the Delisting Date or the Cancellation Date (as hereinafter defined) as described under '--Extraordinary Events and Exercise Limitation Events' below. Pursuant to the Limit Option, such Warrants will either (i) be exercised on a delayed basis if the Index Spot Price on any applicable postponed Valuation is not more than the Limit Option Reference Rate by 15 or more points or (ii) be excluded from being exercised if, on any applicable postponed Valuation Date, the Index Spot Rate is more than the Limit Option Reference Rate by 15 or more points.

     In connection with any exercise of 500 or more Warrants, a Warrantholder may elect to subject the exercise of only a portion of such Warrants to the Limit Option, provided that the number of Warrants subject to the Limit Option and the number of Warrants not subject to the Limit Option shall not in each case be less than 500. A Warrantholder may not combine certificated and book-entry Warrants in order to meet the 500-Warrant minimum requirement. See '--Minimum Exercise Amount' above.

AUTOMATIC EXERCISE

     All Warrants for which the Warrant Agent has not received a valid Exercise Notice at or prior to 3:00 P.M., New York City time, on the earlier of (i) the New York Business Day immediately preceding the Expiration Date and (ii) the Delisting Date, as the case may be, or for which the Warrant Agent has received a valid Exercise Notice but with respect to which timely delivery of the relevant Warrants has not been made, together with any Warrants the Valuation Date for which has at such time been postponed as described under '--Extraordinary Events and Exercise Limitation Events' below, will be automatically exercised on such date; provided, however, that Warrants that have no Cash Settlement Value will expire worthless. The Exercise Date for such Warrants will be the Expiration Date or the Delisting Date, as the case may be, or, if such Date is not a New York Business Day, the next succeeding New York Business Day. The Warrant Agent will obtain the Index Spot Price (determined as of the first Index Calculation Day following such day, which will be the Valuation Day for such Warrants, except in the case of a postponed exercise following the occurrence of an Extraordinary Event or, an

Exercise Limitation Event as described under '--Extraordinary Events and Exercise Limitation Events' below) and will determine the Cash Settlement Value, if any, of such Warrants.

     Except in the case of a postponed exercise following the occurrence of an Extraordinary Event or an Exercise Limitation Event as described under '--Extraordinary Events and Exercise Limitation Events' below, or in the case of Warrants held through the facilities of DTC, CEDEL or Euroclear, if the Company has made adequate funds available to the Warrant Agent in a timely manner as required by the Warrant Agreement, the Warrant Agent will thereafter be responsible for making a payment available to each registered holder of a Warrant in the form of a cashier's check or official bank check, or (in the case of payments of at least $100,000) by wire transfer to a U.S. dollar account maintained by such holder in the United States (at such holder's election) after 3:00 P.M., New York City time, on the sixth New York Business Day after such Valuation Date (or, if such Valuation Date is not a New York Business Day, on the sixth New York Business Day following the New York Business Day next succeeding such Valuation Date) against receipt by the Warrant Agent at the Warrant Agent's Office of such holder's Warrant Certificates. Such payment will be in an amount equal to the aggregate Cash Settlement Value of the Warrants evidenced by such Warrant Certificates.

     In the case of book-entry Warrants subject to automatic exercise, and, except in the case of a postponed exercise following the occurrence of an Extraordinary Event or an Exercise Limitation Event described under '--Extraordinary Events and Exercise Limitation Events' below, the Company will be required to make available to the Warrant Agent, no later than 3:00 P.M., New York City time, on the sixth New York Business Day after such Valuation Date (or, if such Valuation Date is not a New York Business Day, on the sixth New York Business Day following the New York Business Day next succeeding such Valuation Date), funds in an amount sufficient to pay the aggregate Cash Settlement Value of such Warrants. If the Company has made such funds available by such time, the Warrant Agent will thereafter be responsible for making funds available to DTC in an amount sufficient to pay the aggregate Cash Settlement Value of the Warrants. DTC will be responsible for disbursing such funds to each appropriate Participant (including Citibank and Morgan, who, in turn, will disburse payments to CEDEL and Euroclear, as the case may be, who will be responsible for disbursing such payments to each of their respective participants, who, in turn, will be responsible for disbursing payments to the

Warrantholders they represent), and such Participant will be responsible for disbursing such payments to the Warrantholders it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the Warrantholders it represents.

EXTRAORDINARY EVENTS AND EXERCISE LIMITATION EVENTS

     Extraordinary Event. The Warrant Agreement will provide that if the Company determines that an Extraordinary Event has occurred and is continuing on the Tokyo Business Day with respect to which the Index Spot Price on a Valuation Date is to be determined (the 'Applicable Index Business Day'), then the Cash Settlement Value in respect of an exercise shall be calculated on the basis that the Valuation Date shall be the next Index Calculation Day following an Applicable Index Business Day on which there is no Extraordinary Event or Exercise Limitation Event; provided that if the Valuation Date has not occurred on or prior to the Expiration Date or the Delisting Date, the Warrantholders will receive the Alternative Settlement Amount in lieu of the Cash Settlement Value which shall be calculated as if the Warrants had been cancelled on the Expiration Date or the Delisting Date, as the case may be. The Company shall promptly give notice to Warrantholders, by publication in a United States newspaper with a national circulation (currently expected to be The Wall Street Journal), if an Extraordinary Event shall have occurred.

     'Extraordinary Event' means any of the following events:

          (i) a suspension or absence of trading on the TSE of all the Underlying Stocks which then comprise the Index;

          (ii) the enactment, publication, decree or other promulgation of any statute, regulation, rule or order of any court or any United States or non-United States governmental or non-governmental authority which would make it unlawful for the Company to perform any of its obligations under the Warrant Agreement or the Warrants or to realize the benefits of the hedge of its position with respect to the Warrants; or

          (iii) any outbreak or escalation of hostilities or other national or international calamity or crisis (including, without limitation, natural calamities which in the opinion of the Company may materially and adversely affect the economy of Japan or the trading of securities generally on the
     TSE) which has or will have a material adverse effect on the ability of the Company to perform its obligations under the Warrants or to realize the benefits of the hedge of its position with respect to the Warrants.

     For the purpose of determining whether an Extraordinary Event has occurred:
(1) a limitation on the hours or number of days of trading on the TSE will not constitute an Extraordinary Event if it results from an announced change in the regular business hours of the TSE and (2) an 'absence of trading' on the TSE will not include any time when the TSE itself is closed for trading under ordinary circumstances.

     To the Company's knowledge, no circumstances have arisen since the inception of the Index that could have constituted an Extraordinary Event and,

based on the information currently available to the Company, the Company is not aware of any circumstance that would have constituted an Extraordinary Event during the ten years prior to the inception of the Index, except that on January 7, 1989 trading was suspended on the TSE due to the death of the Emperor of Japan (the '1989 Event'). The existence of such circumstances, however, is not necessarily indicative of the likelihood of such circumstances arising or not arising in the future. See 'The Japan Export Index--The Tokyo Stock Exchange' below.

     If the Company determines that an Extraordinary Event has occurred and is continuing, and if the Extraordinary Event is expected by the Company to continue, the Company may immediately cancel the Warrants by notifying the Warrant Agent of such cancellation (the date such notice is given being the 'Cancellation Date'), and each Warrantholder's rights under the Warrants and the Warrant Agreement shall thereupon cease; provided that each Warrant shall be exercised (even if such Warrant would not otherwise be exercisable on such date because of the Limit Option) on the basis that the Valuation Date for such Warrant shall be the Cancellation Date and the holder of each such Warrant will receive, in lieu of the Cash Settlement Value of such Warrant, an amount (the 'Alternative Settlement Amount'), determined by the Determination Agent, which is the greater of (i) the average of the last sale prices, as available, of the Warrants on the CBOE (or any successor United States national securities exchange on which the Warrants are listed) on the 30 trading days preceding the date on which such Extraordinary Event was declared; provided that, if the Warrants were not traded on the CBOE (or such successor securities exchange) on at least 20 of such trading days, no effect will be given to this clause (i) for the purpose of determining the Alternative Settlement Amount, and (ii) the amount 'X' calculated using the formula set forth below:

                  X = I + [(T/2) x (A/B)]

        where

     I = the Cash Settlement Value of the Warrants determined as described above, but subject to the following modifications:

          (1) if the Cancellation Date for such Warrants is a date on which the Index is calculated and published, for the purpose of determining such Cash Settlement Value, the Index will be determined as of such Cancellation Date except that, if the Index Spot Price as of the Cancellation Date is less than 90% of the Index Spot Price as of the immediately preceding Index Calculation Day, then the Index Spot Price will be deemed to be 90% of the Index Spot Price on such preceding Index Calculation Day; or

          (2) if the Cancellation Date for such Warrants is a date on which the Index is not calculated or published, for the purpose of determining such Cash Settlement Value, the Index Spot Price will be deemed to be the lesser of (i) the Index Spot Price as of the first Index
     Calculation Day immediately preceding the Cancellation Date except that, if the Index Spot Price as of such day is less than 90% of the Index Spot Price as of the second Index Calculation Day immediately preceding such Cancellation Date, 90% of the Index Spot Price as of such second Index Calculation Day and (ii) the arithmetic average of four amounts, being (a)

     the Index Spot Price at each of the three successive Index Calculation Days immediately preceding the Cancellation Date and (b) the Index Spot Price at the next Index Calculation Day; provided that if an Extraordinary Event described in clause (i) of the definition of Extraordinary Event continues for 30 consecutive days immediately following such Cancellation Date, then the Determination Agent shall calculate an amount which, in its reasonable opinion, fairly reflects the value of the Underlying Stocks on the Index Calculation Day immediately following such Cancellation Date which, subject to approval by the Company (such approval not to be unreasonably withheld), shall for purposes of calculating the amount under this clause (2)(ii) be treated as the figure arrived at under clause
     (2)(ii)(b);

     T = U.S.$            , the initial offering price per Warrant;

     A = the total number of days from but excluding the Cancellation Date for such Warrants to and including the Expiration Date; and

     B = the total number of days from but excluding the date on which the Warrants were initially sold to and including the Expiration Date.

     For the purposes of determining 'I' in the above formula, in the event that the Determination Agent and the Company are required, but have not, after good faith consultation with each other and within five days following the first day upon which such Alternative Settlement Amount may be calculated in accordance with the above formula, agreed upon a figure under clause (2)(ii)(b) which fairly reflects the value of the Underlying Stocks on the Cancellation Date, then the Determination Agent shall promptly nominate a third party, subject to approval by the Company (such approval not to be unreasonably withheld), to determine such figure and calculate the Alternative Settlement Amount in accordance with the above formula. Such party shall act as an independent expert and not as an agent of the Company or the Determination Agent, and its calculation and determination of the Alternative Settlement Amount shall, absent manifest error, be final and binding on the Company, the Warrant Agent, the Determination Agent and the Warrantholders. Any such calculations will be made available to a Warrantholder for inspection at the Warrant Agent's Office. Neither the Company nor such third party shall have any responsibility for good faith errors or omissions in calculating the Alternative Settlement Amount.

     Exercise Limitation Events. The Warrant Agreement will provide that if the Company determines that on an Applicable Tokyo Business Day an Exercise Limitation Event has occurred and is continuing, then the Cash Settlement Value in respect of an exercise shall be calculated on the basis that the Valuation Date shall be the next Index Calculation Day following an Applicable Tokyo Business Day on which there is no Exercise Limitation Event or Extraordinary Event; provided that, if the Valuation Date has not occurred on or prior to the Expiration Date or the Delisting Date, the Warrantholders will receive the Alternative Settlement Amount in lieu of the Cash Settlement Value which shall be calculated as if the Warrants had been cancelled on the Expiration Date or the Delisting Date, as the case may be. The Company shall promptly give notice to Warrantholders, by publication in a United States newspaper with a national circulation (currently expected to be The Wall Street Journal), if an Exercise Limitation Event shall have occurred.

     'Exercise Limitation Event' means either of the following events:

          (i) a suspension or absence of trading on the TSE of 20% or more of the Underlying Stocks which then comprise the Index; or

          (ii) the suspension or material limitation on the Singapore International Monetary Exchange, Ltd. ('SIMEX'), Osaka Securities Exchange ('OSE') or any other major futures or securities market (which as of the date of this Prospectus Supplement includes only SIMEX, OSE or the CBOE, but which in the Company's judgment may change in the future) of trading in futures or options contracts related to the Index, the Tokyo Stock Price Index ('TOPIX'), the Nikkei 225 Index or the Nikkei 300 Index.

     For purposes of determining whether an Exercise Limitation Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute an Exercise Limitation Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant contract will not constitute an Exercise Limitation Event, (3) a suspension in trading in a futures or options contract referred to in clauses (i) and (ii) above, by reason of (x) a price change violating limits set by the TSE, SIMEX, OSE or the CBOE or such futures or securities market, (y) an imbalance of orders relating to such contracts or
(z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the Index, (4) an 'absence of trading' on the TSE will not include any time when the TSE is closed for trading under ordinary circumstances and (5) the occurrence of an Extraordinary Event described in clause (i) of the definition of Extraordinary Event will not constitute, and will supersede the occurrence of, an Exercise Limitation Event.

     Based on information provided to the Company by the TSE, it is the Company's understanding that during the past six years there have been no suspensions of trading on the TSE and no suspensions of trading on the OSE that could have constituted an Exercise Limitation Event, except for the 1989 Event and a suspension of trading on the OSE of futures and options on January 17, 1995 as a result of the Kobe earthquake. The Company has not, however, verified with the TSE, SIMEX, OSE or the CBOE, and makes no representations concerning, whether any suspensions or trading by reason of a price change violating limits set by the TSE, SIMEX, OSE or the CBOE or any absences of trading during such period could have constituted an Exercise Limitation Event. The lack or occurrence of such suspensions over the period indicated is not necessarily indicative of the number or frequency of any future suspensions.

     In the case of a postponed Valuation Date resulting from an Extraordinary Event or an Exercise Limitation Event, if the Company has made adequate funds available to the Warrant Agent by 3:00 P.M., New York City time, on the third New York Business Day following the date on which the Cash Settlement Value or Alternative Settlement Amount, as the case may be, has been calculated, the

Warrant Agent will thereafter be responsible for making payment available to each registered holder who holds Warrants in certificated form in the form of a cashier's check or official bank check, or (in the case of payments of at least $100,000) by wire transfer to a U.S. dollar bank account maintained by such holder in the United States (at such holder's election), in an amount equal to the aggregate Cash Settlement Value or Alternative Settlement Amount as applicable, of such holder's exercised Warrants. In the case of Warrants held through the facilities of DTC, CEDEL or Euroclear, if the Company has made such funds available by such time as noted above, the Warrant Agent will thereafter be responsible for making funds available to DTC in an amount sufficient to pay the Cash Settlement Value or Alternative Settlement Amount of the Warrants. DTC will be responsible for disbursing such funds to each appropriate Participant (including Citibank and Morgan who in turn will disburse payments to CEDEL and Euroclear, as the case may be, who will be responsible for disbursing such payments to their respective participants who, in turn, will be responsible for disbursing such payments to the Warrantholders represented by each such participant) and each such Participant will be responsible for disbursing such payments to the Warrantholders it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the Warrantholders it represents.

     Certain of the Extraordinary Events and Exercise Limitation Events may be events that would tend to increase the level of the Index and accordingly decrease the Cash Settlement Value for the Warrants following the occurrence of any such Extraordinary Event or Exercise Limitation Event. However, as a result of any postponed exercise as described above, Warrantholders would not receive such Cash Settlement Value, but would receive instead a Cash Settlement Value (or, if applicable, an Alternative Settlement Amount) determined as of a later date. In any such case, any immediate impact of the related Extraordinary Event or Exercise Limitation Event on the Index may have been negated by interim market and other developments and, as a result of any such postponement, the Cash Settlement Value (or Alternative Settlement Amount) actually received by Warrantholders may be substantially lower (including zero) than the otherwise applicable Cash Settlement Value if the valuation for the Warrants had not been postponed.

LISTING

     The Warrants have been approved for listing on the CBOE, subject to official notice of issuance. The CBOE symbol for the Warrants is JXP.WS. The CBOE expects to cease trading in the Warrants on such Exchange as of the close of business on the Expiration Date.

DELISTING OF WARRANTS

     In the event the Warrants are delisted from, or permanently suspended from trading on (within the meaning of the Exchange Act and the rules and regulations thereunder), the CBOE and not accepted at the same time for listing on another United States national securities exchange, Warrants not previously exercised will be deemed automatically exercised on the last New York Business Day prior to the effective date of such delisting or trading suspension (the 'Delisting Date'), and the Cash Settlement Value, if any, shall be calculated and settled as provided above under 'Automatic Exercise.' The Company will notify Warrantholders as soon as practicable of such delisting or trading suspension.

However, if the Company first receives notice of the delisting or suspension on the same day on which the Warrants are delisted or suspended, such day will be deemed the Delisting Date. The Company will covenant in the Warrant Agreement that it will not seek delisting of the Warrants from, or suspension of their trading on, the CBOE unless the Company has, at the same time, arranged for listing of the Warrants on another United States national securities exchange.

                    CERTAIN UNITED STATES FEDERAL INCOME TAX
                     CONSIDERATIONS CONCERNING THE WARRANTS

     The following is a summary of certain anticipated United States Federal income tax consequences of an investment in the Warrants and represents the views of Brown & Wood, special tax counsel to the Company. Such views are based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. The following discussion of certain United States Federal income tax consequences to beneficial owners of the Warrants applies only to a person who holds a Warrant as a capital asset and does not purport to address the United States Federal income tax consequences to special classes of investors including persons who are securities, currencies or options dealers, or persons who may hold the Warrants as part of an integrated transaction (e.g., as part of a hedge or straddle for tax purposes). Prospective purchasers of Warrants are urged to consult their own tax advisors as to the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Warrants arising under the laws of any other taxing jurisdiction.

     As used herein, the term 'U.S. Holder' means a beneficial owner of a Warrant that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or
(iv) any other person whose income or gain in respect of a Warrant is effectively connected with the conduct of a United States trade or business. As used herein, the term 'non-U.S. Holder' means a beneficial owner of a Warrant that is not a U.S. Holder.

U.S. HOLDERS

     Although there is no authority directly dealing with instruments such as the Warrants, pursuant to Revenue Ruling 94-63, each Warrant should be treated as a 'non-equity' option for purposes of Section 1256 of the Internal Revenue Code of 1986, as amended (the 'Code'), which must be 'marked-to-market.' Accordingly, a U.S. Holder of a Warrant should be required to treat such Warrant as if sold for its fair market value on the last business day of each of the U.S. Holder's taxable years (assuming that the U.S. Holder has not previously disposed of the Warrant) and should be required to recognize taxable gain or loss for each such taxable year in an amount equal to the difference between the fair market value of the Warrant on the last business day of each such taxable year and such U.S. Holder's adjusted tax basis in the Warrant. Thus, a U.S.

Holder of a Warrant may incur United States Federal income tax liability on an annual basis in respect of any increase in the value of a Warrant without a corresponding receipt of cash. In addition, a U.S. Holder should be required to recognize taxable gain or loss upon the sale, exchange, exercise or expiration of the Warrant in an amount equal to the difference between the amount realized upon such sale, exchange, exercise or expiration and the U.S. Holder's adjusted tax basis in such Warrant. For these purposes, a U.S. Holder's adjusted tax basis in a Warrant would equal such U.S. Holder's initial investment in the Warrant, increased or decreased by any net gain or loss recognized by the U.S. Holder in respect of the Warrant in prior taxable years. Any gain or loss recognized by a U.S. Holder in accordance with the preceding rules would generally be treated as 60 percent long-term capital gain or loss and 40 percent short-term capital gain or loss.

NON-U.S. HOLDERS

     In general, gains realized on the sale, exchange or exercise of a Warrant by a non-U.S. Holder will not be subject to United States Federal income or withholding tax in respect of such amounts, assuming the income is not effectively connected with a United States trade or business of the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its own tax advisor in this regard.

     Under current law, the fair market value of a Warrant may be includible in the estate of an individual non-U.S. Holder for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Individual non-U.S. Holders should consult their own tax advisors concerning the United States Federal estate tax consequences, if any, of investing in the Warrants.

BACKUP WITHHOLDING

     A beneficial owner of a Warrant will be subject to backup withholding at the rate of 31 percent with respect to the gross proceeds upon a sale or exercise of a Warrant if such beneficial owner fails to supply an accurate taxpayer identification number (or fails to comply with certain other requirements) and does not establish, when required, that it is an exempt recipient or a non-U.S. Holder. Any amount withheld under the backup withholding rules would be allowed as a refund or a credit against the beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement, dated the date hereof (the 'Underwriting Agreement'), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the number of Warrants set forth opposite its name.

UNDERWRITERS                                         NUMBER OF WARRANTS

--------------------------------------------------   ------------------
PaineWebber Incorporated..........................
Nomura Securities International, Inc..............
EVEREN Securities, Inc............................
                                                     ------------------
     Total........................................        1,000,000
                                                     ------------------
                                                     ------------------

     The Underwriters have advised the Company that they propose to offer the Warrants to the public initially at the offering price set forth on the cover page of this Prospectus Supplement, except that the price will be $
per Warrant for the purchase of 100,000 or more Warrants in any single transaction, subject to the holding periods described below. In addition, the Underwriters propose to offer the Warrants to certain dealers at a price that
represents a concession not in excess of $     per Warrant. The Underwriters may
allow and such dealers may reallow a concession not in excess of $     per
Warrant to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

     Generally, delivery of approximately 97.5% of the Warrants (the 'Delivered Warrants') purchased by an investor at the reduced price will be made on the date of delivery of the Warrants referred to on the cover of this Prospectus Supplement. The balance of approximately 2.5% of the Warrants (the 'Retained Warrants') purchased by each such investor will be held by PaineWebber and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered Warrants have held all of the Delivered Warrants for 45 days following the date of this Prospectus Supplement or any shorter period deemed appropriate by PaineWebber. If an investor or any account in which the investor has deposited any of its Delivered Warrants fails to satisfy the holding period requirement, as determined by PaineWebber, all of the investor's Retained Warrants will be forfeited by the investor and not delivered to it. The Retained Warrants will instead be delivered to the Underwriters for sale to investors or disposed of as otherwise determined by PaineWebber. This forfeiture will have the effect of increasing the purchase
price per Warrant for such investors to $     , the price referred to on the
front cover of this Prospectus Supplement. Should investors who are subject to the holding period requirement sell their Warrants once the holding period is no longer applicable, the market price of the Warrants may be adversely affected.

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the Warrants if any are purchased. The Company has agreed to indemnify the Underwriters against, and to contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     PaineWebber is a wholly owned subsidiary of the Company. The participation of PaineWebber in the offer and sale of the Warrants complies with the requirements of Schedule E of the By-Laws of the NASD ('Schedule E') regarding underwriting securities of an affiliate. Under the provisions of Schedule E, when a NASD member such as PaineWebber distributes securities of an affiliate, the price of the securities can be no higher than that recommended by a 'qualified independent underwriter,' as such term is defined in Schedule E, meeting certain standards. In accordance with such requirements, has agreed to serve as 'qualified
independent underwriter' and has conducted due diligence and has recommended a price for the Warrants in compliance with the requirements of Schedule E.

     The Company or its subsidiaries or third parties, including the Underwriters or their affiliates, may also be the writers of one or more hedges.

     Each Underwriter has represented that (i) it has complied and will comply with all applicable provisions of the United Kingdom Financial Services Act 1986 with respect to anything done by it in relation to the Warrants in, from or otherwise involving the United Kingdom and (ii) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the Warrants to a person who is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom the document may otherwise lawfully be issued or passed on.

     The Warrants have not been and will not be registered under the Securities and Exchange Law of Japan and, subject to certain exceptions, may not be offered or sold directly or indirectly in Japan or to the residents thereof. Exercise of the Warrants may be conditioned upon certification as to non-Japanese beneficial ownership.

     PaineWebber, as Determination Agent, is expected to make certain determinations in connection with the Warrants, including the determination of the Index Spot Price to be used in calculating the Cash Settlement Value or Alternative Settlement Amount of the Warrants and the Limit Option Reference Rate and any determination of the Alternative Settlement Amount.

                                 LEGAL OPINIONS

     The validity of the Warrants will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York, and for the Underwriters by Brown & Wood, New York, New York. Brown & Wood will also pass upon certain United States Federal income tax matters relating to the Warrants.

                      This page intentionally left blank

                                                                      APPENDIX A

                                 INDEX OF TERMS

                                                 PAGE ON WHICH
                                                TERM IS DEFINED
                                                ---------------
Alternative Settlement Amount................         S-32
Applicable Index Business Day................         S-31
Cancellation Date............................         S-32
Cash Settlement Value........................          S-3
CBOE.........................................          S-4
CEDEL........................................         S-13
Citibank.....................................          S-7
Code.........................................         S-35
Company......................................          S-3
Conversion Option............................         S-13
Conversion Option Period.....................         S-24
Cooperative..................................         S-25
Delisting Date...............................          S-2
Delivered Warrants...........................         S-36
Depositaries.................................         S-25
Determination Agent..........................         S-28
DTC..........................................         S-13
Euroclear....................................         S-13
Euroclear Operator...........................         S-25
Exchange Act.................................          S-4
Exercise Date................................          S-2
Exercise Limitation Event....................          S-2
Exercise Notice..............................          S-6
Expiration Date..............................         S-26
Extraordinary Event..........................          S-2
Index Spot Price.............................          S-3
Index Strike Price...........................          S-3
Limit Option.................................          S-7
Limit Option Reference Rate..................         S-28
MHAM.........................................          S-8
MHIA.........................................          S-8
MHII.........................................          S-8
Morgan.......................................         S-24
NASD.........................................          S-9
New York Business Day........................          S-2
1989 Event...................................         S-32
Nomura.......................................          S-4
Non-U.S. Holder..............................         S-35
NSI..........................................          S-4
NYSE.........................................          S-8
OSE..........................................         S-33
PaineWebber..................................          S-3
Participant..................................         S-13

Remaining Warrants...........................         S-29
Retained Warrants............................         S-36
Schedule E...................................         S-36
SIMEX........................................         S-33
Terms and Conditions.........................         S-26

                                                 PAGE ON WHICH
                                                TERM IS DEFINED
                                                ---------------
Tokyo Business Day...........................          S-6
TOPIX........................................         S-33
TSE..........................................          S-4
Underlying Stocks............................         S-16
Underwriters.................................          S-2
Underwriting Agreement.......................         S-36
U.S. Holder..................................         S-35
Valuation Date...............................          S-2
Warrant Agent................................         S-22
Warrant Agent's Office.......................         S-22
Warrant Agreement............................         S-22
Warrant Certificate..........................         S-22
Warrantholder................................         S-10
Warrants.....................................          S-2

                                                                      APPENDIX B

                           LIST OF UNDERLYING STOCKS

     The following is a list of 40 companies whose stocks comprised the Index on
October   , 1995.

    1.  AIWA CO., LTD.
    2.  BRIDGESTONE CORP.
    3.  CANON, INC.
    4.  CASIO COMPUTER CO., LTD.
    5.  CITIZEN WATCH CO., LTD.
    6.  FUJI HEAVY INDS., LTD.
    7.  FUJI PHOTO FILM CO., LTD.
    8.  HITACHI, LTD.
    9.  HONDA MOTOR CO., LTD.

   10.  ISUZU MOTORS LIMITED
   11.  KAWASAKI HEAVY INDUSTRIES LTD.
   12.  KAWASAKI STEEL CORP.
   13.  KOMATSU LTD.
   14.  KONICA CORP.
   15.  KYOCERA CORP.
   16.  KYUSHU MATSUSHITA ELECTRIC CO., LTD.
   17.  MATSUSHITA-KOTOBUKI ELECTRONICS INDUSTRIES, LTD.
   18.  MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD.
   19.  MAZDA MOTOR CORP.
   20.  MITSUBISHI HEAVY INDUSTRIES, LTD.
   21.  MITSUBISHI MOTORS CORP.
   22.  NEC CORP.
   23.  NIKON CORP.
   24.  NINTENDO CO., LTD.
   25.  NIPPON STEEL CORP.
   26.  NISSAN MOTOR CO., LTD.
   27.  OKI ELECTRIC IND. CO., LTD.
   28.  PIONEER ELECTRONIC CORP.
   29.  RICOH CO., LTD.
   30.  SANYO ELECTRIC CO., LTD.
   31.  SEGA ENTERPRISES, LTD.
   32.  SHARP CORP.
   33.  SONY CORP.
   34.  SUMITOMO METAL INDUSTRIES, LTD.
   35.  SUZUKI MOTOR CORP.
   36.  TDK CORP.
   37.  TOSHIBA CORP.
   38.  TOYOTA MOTOR CORP.
   39.  VICTOR CO. OF JAPAN, LTD.
   40.  YAMAHA MOTOR CO., LTD.

                      This page intentionally left blank

PROSPECTUS
                            Paine Webber Group Inc.

                              STOCK INDEX WARRANTS

                            ------------------------

     Paine Webber Group Inc. (the 'Company') intends to issue from time to time warrants ('Warrants') entitling the holders to receive, upon exercise, an amount in cash determined by reference to decreases (such Warrants, 'Put Warrants') or increases (such Warrants, 'Call Warrants') in the level of a specified stock index (the 'Stock Index') which may be based on United States or foreign stocks or a combination thereof (the 'Underlying Stocks'). No shares of any Underlying Stock will be delivered upon exercise of the Warrants. Unless otherwise specified in the accompanying Prospectus Supplement (the 'Prospectus Supplement'), the Stock Index will be an established, broadly-based index related to a major domestic or foreign equity trading market. The Warrants will have an aggregate initial public offering price or purchase price of up to U.S. $346,242,000 or the equivalent thereof if the offering price or purchase price of the Warrants is denominated in a foreign currency or composite currency. Unless otherwise specified in the Prospectus Supplement, payments, if any, on the Warrants will be made in U.S. dollars. The Warrants will be offered on terms to be determined at the time of sale.

     With regard to the Warrants in respect of which this Prospectus is being delivered, the Prospectus Supplement sets forth the aggregate amount and offering price of such Warrants, certain information regarding the applicable Stock Index and the Underlying Stocks, whether such Warrants are Put Warrants or Call Warrants, the date on which the right to exercise such Warrants commences and the expiration date of such Warrants, the manner in which such Warrants may be exercised and any restrictions on, or other special provisions relating to, the exercise of such Warrants, whether and under what circumstances such Warrants may be cancelled by the Company prior to their expiration date, the method of determining the amount payable in connection with the exercise or cancellation of such Warrants, including the predetermined amount to which the level of the Stock Index upon exercise of such Warrants is compared, the method of translating movements in the Stock Index into a cash amount in the currency in which such Warrants are payable, including, for Warrants relating to a Stock Index for which the trading prices of Underlying Stocks are expressed in a foreign currency (a 'Foreign Stock Index'), the method of converting amounts in such foreign currency into U.S. dollars (or such other currency in which such Warrants are payable), the amount payable on cancellation of such Warrants, if applicable (the 'Cancellation Amount'), and the predetermined sum or range of sums (the 'Minimum Expiration Value'), if any, payable in certain circumstances upon expiration or exercise of such Warrants, any national securities exchange on which such Warrants will be listed, certain U.S. federal income tax consequences relating to such Warrants and any other specific terms of, or information regarding, such Warrants.

     The Warrants involve a high degree of risk, including risks arising from fluctuations in the values of the Underlying Stocks, risks relating to the Stock Index, general risks applicable to the stock market (or markets) on which the

Underlying Stocks are traded and, in the case of Warrants relating to a Foreign Stock Index and settled based on then-current currency exchange rates, foreign exchange risks. Purchasers should recognize that their Warrants, other than Warrants having a Minimum Expiration Value, may expire worthless. Purchasers should be prepared to sustain a total loss of the purchase price of their Warrants, and are advised to consider carefully the information under 'Risk Factors' herein and the information regarding the Warrants and the Stock Index set forth in the Prospectus Supplement.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     The Warrants may be sold by the Company directly to purchasers, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters. Any such managing underwriters, underwriters or agents may include PaineWebber Incorporated ('PaineWebber'). If underwriters or agents are involved in the offering of any Warrants, the names of such underwriters or agents will be set forth in the Prospectus Supplement. If an underwriter, agent or dealer is involved in the offering of any Warrants, the underwriter's discount, agent's commission or dealer's purchase price will be set forth in, or may be calculated from the information set forth in, the Prospectus Supplement, and the net proceeds to the Company from such offering will be the public offering price of the Warrants less such discount in the case of an offering through an underwriter or the purchase price of the Warrants less such commission in the case of an offering through an agent, and less, in each case, the other expenses of the Company associated with the issuance and distribution of the Warrants.

     PaineWebber expects to offer and sell previously issued Warrants from time to time in the course of its business as a broker-dealer. PaineWebber may act as principal or agent in such transactions. See 'Plan of Distribution'.

                            ------------------------
                            PaineWebber Incorporated
                            ------------------------

                The date of this Prospectus is October 14, 1993.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). Reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and North Western Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10004, and the Pacific Stock Exchange, 115 Sansome Street, San Francisco, California 94104.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act'), relating to the Warrants. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-7367) pursuant to Section 13 of the Exchange Act are incorporated herein by reference: (i) the Annual Report on Form 10-K (including the portions of the Company's annual report to stockholders incorporated by reference therein) for the year ended December 31, 1992 (the '1992 Form 10-K'); (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993 and June 30, 1993; and (iii) the Current Reports on Form 8-K dated February 10, 1993, May 25, 1993, August 19, 1993 and October 14, 1993.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Warrants shall be deemed to be incorporated by reference in this Prospectus.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Assistant Secretary, Paine Webber Group Inc., 1285 Avenue of the Americas, New York, New York 10019; telephone
(212) 731-2722.

                               ------------------

     References herein to 'U.S. dollar', 'dollar', 'U.S.$' or '$' are to the lawful currency of the United States of America.

                                  RISK FACTORS

     The Warrants involve a high degree of risk, including risks arising from fluctuations in the prices of the Underlying Stocks, risks relating to the Stock Index, general risks applicable to the stock market (or markets) on which the Underlying Stocks are traded and, in the case of Warrants relating to a Foreign Stock Index and settled based on then-current currency exchange rates, foreign exchange risks. Prospective purchasers of the Warrants should recognize that their Warrants, other than Warrants having a Minimum Expiration Value, may expire worthless. Purchasers should be prepared to sustain a total loss of the purchase price of their Warrants. Prospective purchasers of the Warrants should be experienced with respect to options and options transactions and understand the risks of stock index (and, if applicable, foreign currency) transactions and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Warrants in light of their particular financial circumstances, the information set forth below and under 'Description of Warrants' herein and the information regarding the Warrants and the Stock Index set forth in the Prospectus Supplement.

POSSIBLE ILLIQUIDITY OF SECONDARY MARKET

     It is not possible to predict how the Warrants will trade in the secondary market or whether such market will be liquid or illiquid. The Company intends to list the Warrants of each issue on a national securities exchange. In the event of a delisting or suspension of trading on such exchange, the Company will use its best efforts to list the Warrants on another national securities exchange. If the Warrants are not listed or traded on any securities exchange, pricing information for the Warrants may be more difficult to obtain and the liquidity of the Warrants may be adversely affected. To the extent Warrants are exercised, the number of Warrants outstanding will decrease, resulting in a lessening of the liquidity of the Warrants.

RELATIONSHIP BETWEEN CASH SETTLEMENT VALUE AND STOCK INDEX LEVEL

     Each Warrant will entitle the Warrantholder to receive from the Company upon exercise thereof a cash value (the 'Cash Settlement Value') that (i) in the case of a Put Warrant, will be determined by reference to the amount, if any, by which a predetermined level or range of levels of the Stock Index (the 'Strike Index') exceeds the then-current level of the Stock Index (the 'Spot Index') at the close of business on the relevant exchange or exchanges, and (ii) in the case of a Call Warrant, will be determined by reference to the amount, if any, by which the Spot Index at the time of exercise of such Warrant exceeds the Strike Index. However, a Warrantholder will receive a cash payment upon exercise only if the Warrants are 'in-the-money'--that is, have a Cash Settlement Value greater than zero at the time--except that, in the case of Warrants having a Minimum Expiration Value, in certain circumstances the Warrantholder will receive upon expiration or exercise a cash payment in an amount equal to the greater of the applicable Cash Settlement Value and such Minimum Expiration Value. The Cash Settlement Value of a Put Warrant will be greater than zero only if the Spot Index at the time of exercise is less than the Strike Index for such Put Warrant (that is, if the level of the Stock Index drops below the predetermined Strike Index). The Cash Settlement Value of a Call Warrant will be greater than zero only if the Strike Index for such Call Warrant is less than the Spot Index at the time of exercise (that is, if the level of the Stock Index rises above the predetermined Strike Index).

EXTRAORDINARY EVENTS; EXERCISE LIMITATION EVENTS; CANCELLATION OF WARRANTS; DELAYED EXERCISE

     If so specified in the Prospectus Supplement, the Warrants of an issue may be cancelled by the Company upon the occurrence of one or more events ('Extraordinary Events') described in the Prospectus Supplement. In such event, Warrantholders will have the right to receive only the Cancellation Amount, which may be a predetermined amount, or an amount to be determined in accordance with a predetermined formula, specified in such Prospectus Supplement. Certain events that may constitute Extraordinary Events and therefore lead to cancellation of the Warrants of an issue may be events that would tend to increase the Cash Settlement Value otherwise applicable to the Warrants of such issue. In addition, if so specified in the Prospectus Supplement, any exercise of the Warrants may be suspended by the Company, and the valuation of and payment for such Warrants may be postponed and/or the determination of the Cash Settlement Amount thereof may be made on a different basis, upon the occurrence of an Extraordinary Event or certain other events ('Exercise Limitation Events') specified in the Prospectus Supplement.

CERTAIN FACTORS AFFECTING VALUE AND TRADING PRICE OF WARRANTS

     Unless otherwise specified in the Prospectus Supplement, the Warrants of each issue will have a Cash Settlement Value of zero at the time of the initial public offering of such Warrants. The Cash Settlement Value of the Warrants at any time prior to expiration is expected typically to be less than the trading price of the Warrants at that time. The difference between the trading price and the Cash Settlement Value will reflect, among other things, a 'time value' for the Warrants. The 'time value' of the Warrants will depend partly upon the length of the period remaining to expiration and expectations concerning the level of the Stock Index as compared to the Strike Index during the period. In the case of Warrants relating to a Foreign Stock Index and settled based on then-current currency exchange rates, such 'time value' will also depend in part on expectations concerning the value of the related foreign currency as compared to the U.S. dollar (or such other currency in which such Warrants are payable) during such period. Before exercising or selling Warrants, Warrantholders should carefully consider, among other things, (i) the trading price of the Warrants,

(ii) the level of the Stock Index at such time, (iii) the time remaining to expiration, (iv) in the case of Warrants relating to a Foreign Stock Index and settled based on then-current currency exchange rates, the exchange rate between the related foreign currency and the U.S. dollar (or such other currency in which such Warrants are payable) at such time, (v) the probable range of Cash Settlement Values, (vi) any Minimum Expiration Value and (vii) any related transaction costs.

     The trading price of a Warrant at any time is expected to be dependent on
(i) the relationship between the Strike Index and the level of the Stock Index at such time, (ii) in the case of Warrants relating to a Foreign Stock Index and settled based on then-current currency exchange rates, the exchange rate between the related foreign currency and the U.S. dollar (or such other currency in which such Warrants are payable) at such time, (iii) any Minimum Expiration Value and (iv) a number of other interrelated factors, including those listed below. The relationship among these factors is complex. However, the expected effect on the trading price of a Warrant of each of the factors listed below, assuming in each case that all other factors are held constant, is as follows:

          (1) The prevailing level of the Stock Index. If the level of the Stock Index falls in relation to the Strike Index, the trading price of a Put Warrant is expected to increase and the trading price of a Call Warrant is expected to decrease; if the level of the Stock Index rises in relation to the Strike Index, the trading price of a Put Warrant is expected to decrease and the trading price of a Call Warrant is expected to increase. However, as a result of other factors, the trading price of a Warrant may decline significantly even if, in the case of a Put Warrant, there is a decrease in the level of the Stock Index as compared to the Strike Index or, in the case of a Call Warrant, there is an increase in the level of the Stock Index as compared to the Strike Index.

          (2) The volatility of the Stock Index. If volatility increases, the trading price of both Put and Call Warrants is expected to increase; if volatility decreases, the trading price of both Put and Call Warrants is expected to decrease.

          (3) The time remaining to the expiration date of the Warrants. As the time remaining to the expiration date of the Warrants decreases, the trading price of both Put and Call Warrants is expected to decrease.

          (4) The prevailing interest rates. If interest rates in the country where the Underlying Stocks trade increase, the trading value of a Put Warrant is expected to decrease and the trading value of a Call Warrant is expected to increase. If such interest rates decrease, the trading value of a Put Warrant is expected to increase and the trading value of a Call Warrant is expected to decrease. Increases and decreases in other interest rates may also affect the value of the Warrants.

          (5) Dividend rates. If dividend rates on the Underlying Stocks increase, the trading value of a Put Warrant is expected to increase and the trading value of a Call Warrant is expected to decrease; however, increased dividend rates may positively affect the value of the Stock Index, and the trading value of a Put Warrant could then be expected to decrease and the trading value of a Call Warrant could then be expected to increase. If such dividend rates decrease, the trading value of a Put Warrant is expected to decrease and the trading value of a Call Warrant is expected to increase; however, decreased dividend rates may adversely affect the value of the Stock Index, and the trading value of a Put Warrant could then be expected to increase and the trading value of a Call Warrant could then be expected to decrease.

          (6) The prevailing currency exchange rate. In the case of Warrants relating to a Foreign Stock Index and settled based on then-current currency exchange rates, if the value of the U.S. dollar (or such other currency in which such Warrants are payable) falls in relation to the related foreign currency, the trading price of both Put and Call Warrants is expected to increase; if the value of the U.S. dollar (or such other currency) rises in relation to the related foreign currency, the trading price of both Put and Call Warrants is expected to decrease.

     Some of the factors referred to above are in turn influenced by various political, economic and other factors referred to herein and in the Prospectus Supplement that can affect trading prices of the Underlying Stocks and the level of the applicable Stock Index (and, if applicable, currency exchange rates).

TIME LAG AFTER EXERCISE AND POTENTIAL INTERIM CHANGES IN STOCK INDEX

     Unless otherwise specified in the Prospectus Supplement, in the case of any exercise of Warrants, there will be a time lag between the time a Warrantholder gives instructions to exercise and the time the Spot Index relating to such exercise and, in the case of Warrants relating to a Foreign Stock Index and settled based on then-current currency exchange rates, the applicable currency exchange rate, are determined. The delay will, at a minimum, amount to almost an entire day and could be much longer, particularly in the case of a delay in exercise of Warrants arising from any daily maximum exercise limitation as described in the immediately following paragraph or following the occurrence of an Extraordinary Event or an Exercise Limitation Event as described under 'Extraordinary Events; Exercise Limitation Events; Cancellation of Warrants; Delayed Exercise' above. The level of the Stock Index and, if applicable, the exchange rate between the related foreign currency and the U.S. dollar (or such other currency in which the Warrants are payable) may change significantly during any such period, and such movement or movements could decrease the Cash Settlement Value of the Warrants being exercised and may result in such Cash Settlement Value being zero.

LIMITATIONS ON EXERCISE

     If so indicated in the Prospectus Supplement, the Company will have the option to limit the number of Warrants exercisable on any date to the maximum number specified in the Prospectus Supplement and, in conjunction with such limitation, to limit the number of Warrants exercisable by any person or entity on such date. In the event that the total number of Warrants being exercised on any date exceeds such maximum number and the Company elects to limit the number of Warrants exercisable on such date, a Warrantholder may not be able to exercise on such date all Warrants that such holder desires to exercise. Warrants to be exercised on such date will be selected on a pro rata basis or in any other manner specified in the Prospectus Supplement. Unless otherwise specified in the Prospectus Supplement, the Warrants tendered for exercise but not exercised on such date will be automatically exercised on the next date on which Warrants may be exercised, subject to the same daily maximum limitation and delayed exercise provisions described in this paragraph. Unless otherwise specified in the Prospectus Supplement, any such limitation will not apply to cases of automatic exercise, including at expiration.

MINIMUM EXERCISE AMOUNT

     If so indicated in the Prospectus Supplement, a Warrantholder must tender a specified minimum number of Warrants at any one time in order to exercise (except for cases of automatic exercise, including at expiration). Thus, except in such cases, Warrantholders with fewer than the specified minimum number of Warrants will either have to sell their Warrants or purchase additional Warrants, incurring transaction costs in each case, in order to realize upon their investment. Furthermore, such Warrantholders incur the risk that there may be differences between the trading price of the Warrants and the Cash Settlement Value of such Warrants.

OFFERING PRICE OF WARRANTS

     The initial offering price of the Warrants may be in excess of the price that a commercial user of options might pay for a comparable option in a private, less liquid transaction.

CERTAIN RISK CONSIDERATIONS

     The purchaser of a Warrant may lose his entire investment except to the extent of any Minimum Expiration Value that such Warrant may have. This risk reflects the nature of a Warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the prevailing level of the Stock Index as compared to the Strike Index, become worthless when it expires (except to the extent of any Minimum Expiration Value). Assuming all other factors are held constant, the more a Warrant is 'out-of-the-money' and the shorter its remaining term to expiration, the greater the risk that a purchaser of the Warrant will lose all or part of his investment. This means that a Warrantholder who does not either exercise or sell his Warrant prior to expiration will necessarily lose his entire investment in the Warrant upon expiration (except to the extent of any Minimum Expiration Value) if, in the case of a Put Warrant, the Spot Index at expiration is greater than or equal to the Strike Index or, in the case of a Call Warrant, such Spot Index is less than or equal to the Strike Index.

     The risk of the loss of some or all of the purchase price of a Warrant upon expiration means that a purchaser of a Warrant must generally be correct about both the direction and magnitude of an anticipated change in the level of the Stock Index in relation to the Strike Index and must also be correct about when such change will occur. In the case of Warrants relating to a Foreign Stock Index and settled based on then-current currency exchange rates, purchasers should also consider expected changes in the value of the related foreign currency as compared to the U.S. dollar (or such other currency in which such Warrants are payable). If the level of the Stock Index as compared to the Strike Index does not decline, in the case of a Put Warrant, or does not rise, in the case of a Call Warrant, before the Warrant expires to an extent sufficient (giving effect to currency exchange rate movements in the case of a Warrant relating to a Foreign Stock Index and settled based on then-current currency exchange rates) to cover a purchaser's cost of the Warrant (i.e., the purchase price plus transaction costs, if any), the purchaser will lose all or part of his investment in such Warrant upon expiration.

CERTAIN FACTORS AFFECTING STOCK INDEX

     The Cash Settlement Value of a Warrant at any time will depend primarily on the level of the Stock Index at such time in relation to the Strike Index, which level in turn will be based primarily on the trading prices of the Underlying Stocks. Prospective purchasers of Warrants should familiarize themselves with the basic features of the relevant Stock Index, including the Underlying Stocks and the general method of calculation of such Stock Index. Unless otherwise specified in the Prospectus Supplement, the Stock Index will be an established, broadly-based index related to a major domestic or foreign equity trading market. The general method of calculation of a Stock Index can significantly influence the relationship between changes in the level of such Stock Index and price movements in the Underlying Stocks. For example, a 'price-weighted' Stock Index reflects only the prevailing prices of the Underlying Stocks, while a 'value-weighted' Stock Index is based on both the price and the number of outstanding shares of each Underlying Stock (i.e., total market capitalization). Thus, in a 'value-weighted' Stock Index (in contrast to a 'price-weighted' Stock Index), changes in the stock price of a corporation with a large market capitalization will generally have a greater influence on the level of the Stock Index than changes in the stock price of a corporation with a small market capitalization. Prospective purchasers are advised to consider carefully the information set forth in the Prospectus Supplement regarding the Stock Index, the Underlying Stocks and the method of calculation of the Stock Index.

     The trading prices of the Underlying Stocks will determine the level of the related Stock Index. Prospective purchasers of the Warrants should recognize that it is impossible to predict whether the level of a Stock Index will rise or fall. Trading prices of the Underlying Stocks will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and/or the equity trading market on which the Underlying Stocks are trading and by the various circum-stances that can influence the values of Underlying Stocks in a specific market segment or particular Underlying Stocks.

     The levels of major market Stock Indexes are typically updated continually during each trading day for the applicable equity trading market, with updated levels disseminated at frequent intervals. However, Stock Index levels ordinarily continue to be reported on a current basis even when trading is interrupted in some or all of the Underlying Stocks. In that event, the reported Stock Index level will be based on the current market prices of those Underlying

Stocks that are still being traded (if any) and the last reported prices of those Underlying Stocks that are not currently trading. As a result, reported Stock Index levels may at times be based on non-current price information with respect to some or even all of the Underlying Stocks.

     Certain trading strategies involving purchases and sales of options on a Stock Index, futures contracts on such Stock Index, options on such futures contracts and portfolios of certain of the related Underlying Stocks can affect the level of such Stock Index and, therefore, the trading price and Cash Settlement Value of the related Warrants. These transactions and the resulting changes in the Stock Index can occur at any time, but may occur more frequently at or shortly before the regular expiration dates of the related options or futures contracts.

CERTAIN RISKS RELATING TO FOREIGN STOCK INDEX

     In the case of a Foreign Stock Index where the Underlying Stocks are those of non-U.S. issuers, the factors and circumstances that can affect the level of such Stock Index will include foreign political, economic, financial and other developments. Prospective purchasers of Warrants relating to a Foreign Stock Index should consider such developments, which may not be as well known or as rapidly or thoroughly reported in the U.S. as comparable U.S. developments. Prospective purchasers of such Warrants should be aware of such possible lack of availability of important information that can affect the level of the Foreign Stock Index and must be prepared to make special efforts to obtain such information on a timely basis.

     Special risks may also be presented in the case of Warrants relating to a Foreign Stock Index where, because of differences in time zones between the United States and the related foreign market, the Underlying Stocks are traded on a foreign exchange that is not open when the trading market for the Warrants in the United States is open and/or where trading occurs in the Underlying Stocks during times when the trading market for the Warrants in the United States is closed. In such cases, prospective purchasers of and holders of Warrants may have to make investment and exercise decisions at times when current pricing information regarding the Underlying Stocks comprising such Foreign Stock Index is not available, and changes in the level of the Foreign Stock Index may take place when the trading market for the Warrants in the United States is closed. Such difference in time zones may also lengthen the delay between the time when a Warrantholder is required to make a decision to exercise Warrants and the time of calculation of the Spot Index. In addition, the relevant equity trading market for a Foreign Stock Index will not be subject to regulation by the Commission or any U.S. securities exchange.

POTENTIAL MODIFICATIONS OF STOCK INDEX

     The policies of the publisher of the Stock Index concerning additions, deletions and substitutions of Underlying Stocks and the manner in which Stock Index calculations take account of certain changes affecting the Underlying Stocks (such as stock dividends and stock splits) can also significantly affect the performance of such Stock Index. Additions, deletions or substitutions may be necessary due to the disappearance of one or more Underlying Stocks as a result of liquidations, mergers or other business combinations, or may be occasioned by the publisher's view that a particular Underlying Stock is, for example, no longer representative of a particular industry category. Although Stock Indexes are normally calculated in a manner (typically involving adjustments to the 'base' of the Stock Index) intended to ensure that such additions, deletions, substitutions and changes do not, by themselves, instantaneously change the level of the Stock Index, the level of the Stock Index over time may be influenced by changes in the composition and characteristics of the Underlying Stocks. Whether to add, delete or substitute Underlying Stocks, and the method of adjusting the 'base' of the Stock Index in respect of changes affecting the Underlying Stocks, are typically solely within the discretion of the publisher of the Stock Index. In contrast to standardized stock index options of the type issued by The Options Clearing Corporation ('OCC'), the terms of which may be adjusted if the publisher of the related stock index changes the composition or method of calculation of such stock index in a manner that causes a significant discontinuity in the index level, the terms of the Warrants will not be adjusted as a result of changes in the related Stock Index.

     The publisher of a Stock Index may replace such Stock Index with a successor index or may cease publishing such Stock Index entirely. The Prospectus Supplement specifies how the Cash Settlement Value of the related Warrants will be determined in such circumstances. Although the method used will generally be intended to enable Cash Settlement Values to be determined on as consistent a basis as practicable, discontinuities may arise in such circumstances. Moreover, information regarding the current level of certain substitute indexes may not be readily available to Warrantholders, which may adversely affect the trading market for their Warrants.

CERTAIN CONSIDERATIONS REGARDING HEDGING

     Prospective purchasers intending to purchase Warrants to hedge against the market risk associated with investing in one or more individual Underlying Stocks and/or other stocks should recognize the complexities of utilizing Warrants in this manner. Historically, the prices of some stocks have tended to be highly sensitive to factors influencing the market generally; others less so. In addition, a stock's sensitivity to broad market influences may change over time. Prospective purchasers intending to use Warrants in this manner should also understand that they remain subject to issuer risk--that is, the risk that factors affecting a particular issuer, such as its market position or the quality of its management, may cause its stock to perform differently than the market as a whole. In addition, prospective purchasers intending to utilize Warrants to hedge a stock portfolio against market risk should understand that unless the stocks in the portfolio exactly mirror the Underlying Stocks, the portfolio and the Stock Index may respond differently to a given market influence (including in different directions and to different extents). For this reason, the use of Warrants for hedging purposes involves special risks that are not present with 'true' hedges--i.e., hedges composed of options on the specific stocks in the hedged position. These risks are greatest when Warrants relating to a broadly-based Stock Index are used to hedge a non-diversified stock position. In addition, in the case of Warrants relating to a Foreign Stock Index, the effect of changes in the relevant currency exchange rate on the Cash Settlement Value of such Warrants could complicate any hedging strategy.


CERTAIN FOREIGN CURRENCY EXCHANGE RISKS

     In the case of Warrants relating to a Foreign Stock Index and settled based on then-current currency exchange rates, the Cash Settlement Value upon exercise (assuming that such Cash Settlement Value is otherwise greater than zero) will depend in part on the then-current exchange rate between the applicable foreign currency and the U.S. dollar (or such other currency in which such Warrants are payable). Purchasers of such Warrants are thus subject to foreign currency exchange risks. Accordingly, such Warrants are not an appropriate investment for prospective purchasers who are not experienced with respect to foreign currency transactions. Foreign currency exchange risks include, among other things, the possibility of significant changes in rates of exchange between the applicable foreign currency and the U.S. dollar (or such other currency in which such Warrants are payable) and the possibility of the imposition or modification of exchange controls with respect to such foreign currency. Such risks generally depend on the supply of and demand for the relevant currencies and economic and political events. In recent years, rates of exchange for certain currencies have been highly volatile, and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any Warrant. Assuming all other factors are held constant, depreciation in the value of the related foreign currency against the U.S. dollar (or such other currency in which the Warrants are payable) can be expected to result in a decrease in the trading price of Warrants relating to a Foreign Stock Index and settled based on then-current currency exchange rates and a decrease in the Cash Settlement Value otherwise payable upon exercise of such Warrants.

WARRANTS ARE UNSECURED OBLIGATIONS

     The Warrants are unsecured contractual obligations of the Company and will rank on a parity with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. The Company expects to issue several issues of Warrants relating to various Stock Indexes. At any given time the number of Warrants outstanding may be substantial. The Warrants are not standardized stock index options of the type issued by the OCC. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member's failure, purchasers of Warrants must look solely to the Company for performance of its obligations to pay the Cash Settlement Value and, if applicable, the Minimum Expiration Value upon the exercise or expiration of the Warrants. Further, the market for the Warrants is not expected to be generally as liquid as the market for some OCC standardized options.

COMPARISON WITH OTHER TYPES OF WARRANTS OR OPTIONS

     Options and warrants provide opportunities for investment and pose risks to investors as a result of fluctuations in the value of the underlying investment interests. Certain of the risks associated with the Warrants are similar to those generally applicable to other options or warrants of private corporate issuers. However, unlike options or warrants on equity or debt securities, which are priced primarily on the basis of the present and expected value of a single underlying security, the trading price of a Warrant is likely to reflect primarily (i) the current and expected level of the Stock Index, (ii) the time remaining until expiration, (iii) in the case of Warrants relating to a Foreign Stock Index and settled based on then-current currency exchange rates, the spot and forward currency exchange rates between the applicable foreign currency and the U.S. dollar (or such other currency in which such Warrants are payable) and
(iv) if applicable, the Minimum Expiration Value.

                            PAINE WEBBER GROUP INC.

     Paine Webber Group Inc. is a holding company which, together with its operating subsidiaries, forms one of the largest full-service securities and commodities firms in the industry. Founded in 1879, the Company employs approximately 14,200 people in 272 offices worldwide. The Company's principal line of business is to serve the investment and capital needs of individual, corporate, institutional and public agency clients through its broker-dealer subsidiary, PaineWebber Incorporated ('PaineWebber'), and other specialized subsidiaries. The Company holds memberships in all major securities and commodities exchanges in the United States, and makes a market in many securities traded on the Automated Quotations System of the National Association of Securities Dealers, Inc. ('NASD') or in other over-the-counter markets. Additionally, PaineWebber is a primary dealer in U.S. government securities.

     The Company is comprised of four interrelated core business groups--Retail Sales and Marketing, Asset Management, Institutional Sales and Trading and Investment Banking--which utilize common operational and administrative personnel and facilities.

     RETAIL SALES AND MARKETING consists primarily of a domestic branch office system and consumer product groups through which PaineWebber and certain other subsidiaries provide clients with financial services and products, including the purchase and sale of securities, option contracts, commodity and financial futures contracts, direct investments, selected insurance products, fixed income instruments and mutual funds. The Company may act as principal or agent in providing these services. Fees charged vary according to the size and complexity of a transaction, and the activity level of a client's account.

     THE ASSET MANAGEMENT group is comprised of Mitchell Hutchins Asset Management Inc. ('MHAM'), Mitchell Hutchins Institutional Investors Inc. ('MHII') and Mitchell Hutchins Investment Advisory division ('MHIA'). MHAM and MHII provide investment advisory and portfolio management services to pension and endowment funds. MHAM also provides investment advisory and portfolio management services to individuals and mutual funds. MHIA provides portfolio management services to individuals, trusts and institutions.

     INSTITUTIONAL SALES AND TRADING is comprised of five businesses: Fixed Income, U.S. Equity, International, Derivatives and Research. The Company places securities with, and executes trades on behalf of, institutional clients both domestically and internationally. In addition, the Company takes positions in both listed and unlisted equity and fixed income securities to facilitate client transactions or for the Company's own account.

     Through the INVESTMENT BANKING group, the Company provides financial advice to, and raises capital for, a broad range of domestic and international corporate clients. Corporate Finance manages and underwrites public offerings, participates as an underwriter in syndicates of public offerings managed by others, and provides advice in connection with mergers and acquisitions, lease financings and debt restructurings. The Municipal Securities group originates, underwrites, sells and trades taxable and tax-exempt issues for municipal and public agency clients.

     The securities business is one of the nation's most highly regulated industries. Violations of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines, and the suspension or expulsion of a firm, its officers or employees. The Company's securities business is regulated by various agencies, including the Commission, the New York Stock Exchange, Inc., the Commodity Futures Trading Commission and the NASD.

     The Company's principal executive offices are located at 1285 Avenue of the Americas, New York, New York 10019 (Telephone: (212) 713-2000).

     For purposes of the foregoing description, all references to the 'Company' refer collectively to Paine Webber Group Inc. and its operating subsidiaries unless the context otherwise requires.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data have been derived from the consolidated financial statements of the Company.

                                                 YEARS ENDED DECEMBER 31,
                           --------------------------------------------------------------------
                               1992          1991        1990(1)         1989          1988
                           ------------  ------------  ------------  ------------  ------------
                                    (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
Operating Results
  Total revenues.........   $ 3,363,731   $ 3,165,895   $ 2,978,505   $ 2,925,809   $ 2,512,261
  Net revenues (including
    net interest)........   $ 2,484,489   $ 2,109,771   $ 1,736,354   $ 1,727,169   $ 1,754,814
  Earnings (loss) before
    income taxes.........   $   339,115   $   226,247   $  (102,633)  $    82,568   $    63,223
  Net earnings (loss)....   $   213,175   $   150,716   $   (57,351)  $    51,960   $    42,360
Per Common Share(2)
  Primary earnings
    (loss)...............   $      4.24   $      3.15   $     (2.16)  $      0.70   $      0.39
  Fully diluted earnings
    (loss)...............   $      3.56   $      2.50   $     (2.16)  $      0.70   $      0.39
  Dividends declared.....   $      0.46   $      0.36   $      0.35   $      0.35   $      0.35
  Book value.............   $     21.36   $     18.34   $     15.05   $     17.37   $     16.55
Financial condition
  Total assets...........   $26,508,982   $22,621,763   $18,150,539   $22,075,292   $17,933,905
  Long-term borrowings...   $ 1,150,553   $   815,728   $   656,993   $   521,929   $   412,683
  Stockholders' equity...   $ 1,080,667   $ 1,050,478   $   895,916   $ 1,001,202   $ 1,051,245
  Total capitalization...   $ 2,231,220   $ 1,866,206   $ 1,552,909   $ 1,523,131   $ 1,463,928

------------------
(1) The 1990 results reflect an after-tax charge of $95,452 ($149,128 before income taxes) for restructuring and Merchant Banking reserves.

(2) Per common share data has been retroactively adjusted to reflect the three-for-two common stock split in December 1991.

                                USE OF PROCEEDS

     As may be described in further detail in the Prospectus Supplement, a substantial portion of the proceeds to be received by the Company from the sale of each issue of Warrants may be used by the Company or one or more of its subsidiaries to purchase or maintain positions in certain of the Underlying Stocks on which the related Stock Index is based or options, futures contracts or options on futures contracts relating to such Stock Index or Underlying Stocks, as the case may be, and, if applicable, to pay the costs and expenses of hedging any currency risk with respect to such Warrants. The remainder of such proceeds will be used by the Company or its subsidiaries for general corporate purposes.

                            DESCRIPTION OF WARRANTS

     The following description of the terms of the Warrants sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions do not apply to the Warrants so offered will be described in such Prospectus Supplement.

     Each issue of Warrants will be issued under a separate warrant agreement (each, a 'Warrant Agreement') to be entered into between the Company and a bank or trust company, as warrant agent (the 'Warrant Agent'), all as described in the Prospectus Supplement relating to such Warrants. A single bank or trust company may act as Warrant Agent for more than one issue of Warrants. The Warrant Agent will act solely as the agent of the Company under the applicable Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any holders of such Warrants. A copy of the form of Warrant Agreement, including the form of warrant certificate, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrants and the form of Warrant Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Warrants and the Warrant Agreement.

     The Company will have the right to 'reopen' a previous issue of Warrants and to issue additional Warrants of such issue.

GENERAL

     Each Warrant will entitle the Warrantholder to receive from the Company upon exercise the Cash Settlement Value of such Warrant, which will be an amount in cash (i) in the case of a Put Warrant, determined by reference to the amount, if any, by which the Strike Index exceeds the Spot Index at the time of exercise and (ii) in the case of a Call Warrant, determined by reference to the amount, if any, by which the Spot Index at the time of exercise exceeds the Strike Index. The Prospectus Supplement for an issue of Warrants will set forth the formula pursuant to which the Cash Settlement Value of such Warrants will be determined. The Strike Index may either be a fixed level of the Stock Index or a level that varies during the term of the Warrants in accordance with a schedule or formula. Certain Warrants will, if specified in the Prospectus Supplement, entitle the Warrantholder to receive from the Company, upon automatic exercise at expiration and under any other circumstances specified in the Prospectus Supplement, an amount equal to the greater of the applicable Cash Settlement Value and the Minimum Expiration Value of such Warrants. In addition, if so specified in the Prospectus Supplement, following the occurrence of an Extraordinary Event, the Cash Settlement Value of a Warrant may, at the option of the Company, be determined on a different basis, including in connection with automatic exercise at expiration. Unless otherwise specified in the Prospectus Supplement, the Stock Index will be an established, broadly-based index related to a major domestic or foreign equity trading market, and the Cash Settlement Value, if any (and, if applicable, the Minimum Expiration Value), of the Warrants will be payable in U.S. dollars.

     Unless otherwise indicated in the Prospectus Supplement, a Warrant will be settled only in cash and, accordingly, will not require or entitle a

Warrantholder to sell, deliver, purchase or take delivery of any securities (including the Underlying Stocks) to or from the Company, and the Company will be under no obligation to, nor will it, purchase or take delivery of or sell or deliver any securities (including the Underlying Stocks) from or to Warrantholders pursuant to the Warrants.

     Unless otherwise specified in the Prospectus Supplement, the Warrants will be deemed to be automatically exercised upon expiration. Upon such automatic exercise, Warrantholders will be entitled to receive the Cash Settlement Value of the Warrants, except that holders of Warrants having a Minimum Expiration Value will be entitled to receive an amount equal to the greater of such Cash Settlement Value and the applicable Minimum Expiration Value. The Minimum Expiration Value may be either a fixed amount or an amount that varies during the term of the Warrants in accordance with a schedule or formula. Any Minimum Expiration Value applicable to an issue of Warrants, as well as any additional circumstances resulting in the automatic exercise of such Warrants, will be specified in the related Prospectus Supplement.

     If so specified in the Prospectus Supplement, the Warrants may be cancelled by the Company upon the occurrence of an Extraordinary Event. Any Extraordinary Events or Exercise Limitation Events relating to an issue of Warrants will be set forth in the related Prospectus Supplement. Upon such cancellation, the related Warrantholders will be entitled to receive only the applicable Cancellation Amount specified in such Prospectus Supplement. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Warrants in accordance with a schedule or formula.

     Reference is hereby made to the Prospectus Supplement relating to the particular issue of Warrants offered thereby for the terms of such Warrants, including, where applicable: (i) the aggregate amount of such Warrants; (ii) the offering price of such Warrants; (iii) the Stock Index for such Warrants, which may be based on United States or foreign stocks or a combination thereof and may be a pre-existing U.S. or foreign stock index compiled and published by a third party or an index based on a group of Underlying Stocks selected by the Company solely in connection with the issuance of such Warrants, and certain information regarding such Stock Index and the Underlying Stocks; (iv) whether such Warrants are Put Warrants or Call Warrants; (v) the date on which the right to exercise such Warrants commences and the date on which such right expires; (vi) the manner in which such Warrants may be exercised; (vii) the minimum number, if any, of such Warrants exercisable at any one time; (viii) the maximum number, if any, of such Warrants that may, subject to the Company's election, be exercised by all Warrantholders (or by any person or entity) on any day; (ix) any provisions permitting a Warrantholder to condition an exercise notice on the absence of certain specified changes in the Spot Index after the exercise date, any provisions permitting the Company to suspend exercise of such Warrants or redeem such Warrants based on market conditions or other circumstances and any other special provisions relating to the exercise of such Warrants; (x) any provisions for the automatic exercise of such Warrants other than at expiration;
(xi) any provisions permitting the Company to cancel such Warrants upon the occurrence of certain events; (xii) the method of determining the amount payable in connection with the exercise or cancellation of such Warrants, including the

Strike Index, the method of determining the Spot Index, the method of expressing movements in the Stock Index as a cash amount in the currency in which the Cash Settlement Value of such Warrants is payable, including, in the case of Warrants relating to a Foreign Stock Index, the method of converting amounts in the relevant foreign currency or currencies into U.S. dollars (or such other currency in which such Warrants are payable), and any Cancellation Amount or Minimum Expiration Value applicable to such Warrants; (xiii) the method of providing for a substitute index or otherwise determining the amount payable in connection with the exercise of such Warrants if the Stock Index changes or ceases to be made available by its publisher; (xiv) the time or times at which amounts will be payable in respect of such Warrants following exercise or automatic exercise; (xv) any national securities exchange on which such Warrants will be listed; (xvi) any provisions for issuing such Warrants in certificated form from the perspective of Warrantholders; (xvii) if such Warrants are not issued in book-entry form, the place or places at which payment of the Cash Settlement Value, Cancellation Amount, if any, and Minimum Expiration Value, if any, of such Warrants is to be made by the Company; and (xviii) any other terms of such Warrants.

     Prospective purchasers of Warrants should be aware of special United States federal income tax considerations applicable to instruments such as the Warrants. The Prospectus Supplement relating to each issue of Warrants will describe such tax considerations. The summary of United States federal income tax considerations contained in the Prospectus Supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of Warrants are urged to consult their own tax advisors prior to any acquisition of Warrants.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

     Unless otherwise specified in the Prospectus Supplement, the Warrants offered thereby will be issued in book-entry form from the perspective of Warrantholders. Such Warrants will be issued in the form of a single global certificate registered in the name of the nominee of the depository, The Depository Trust Company ('DTC', which term, as used herein, includes any successor depository selected by the Company).

     DTC is a limited-purpose trust company which was created to hold securities for its participating organizations (the 'Participants') and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ('indirect participants'). Persons who are not Participants may beneficially own securities held by DTC only through Participants or indirect participants.

     DTC's nominee for all purposes will be considered the sole owner or holder of the Warrants under the related Warrant Agreement. Owners of beneficial interests in the global certificate will not be entitled to have Warrants registered in their names, will not receive or be entitled to receive physical delivery of Warrants in definitive form, and will not be considered the holders thereof under the related Warrant Agreement.

     Neither the Company nor the Warrant Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in the global certificate, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     A Warrantholder's ownership of a Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such Warrantholder's account. In turn, the total number of Warrants held by an individual brokerage firm for its clients will be maintained on the records of DTC in the name of such brokerage firm (or in the name of a Participant or indirect participant that acts as agent for the Warrantholder's brokerage firm if such firm is not a Participant or indirect participant). Therefore, a Warrantholder must rely upon the foregoing procedures to evidence such Warrantholder's ownership of a Warrant. Transfer of ownership of any Warrant may be effected only through the selling Warrantholder's brokerage firm.

     The Cash Settlement Value and, if applicable, the Cancellation Amount or Minimum Expiration Value payable in respect of the Warrants will be paid by the Warrant Agent to DTC. DTC will be responsible for crediting the amount of such payments to the accounts of the Participants or indirect participants in accordance with its standard procedures, which currently provide for payments in next-day funds settled through the New York Clearing House. Each Participant or indirect participant will be responsible for disbursing such payments to the beneficial owners of the Warrants that it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the owners of the Warrants that it represents. It is suggested that any purchaser of Warrants with accounts at more than one brokerage firm only effect transactions in the Warrants, including exercises, through the brokerage firm or firms that hold such purchaser's Warrants.

     If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Warrants in definitive form in exchange for the global certificate. In addition, the Company may at any time determine not to have the Warrants represented by a global certificate and, in such event, will issue Warrants in definitive form in exchange for such global certificate. In either instance, an owner of a beneficial interest in the global certificate will be entitled to have Warrants equal in aggregate amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Warrants in definitive form.

LISTING

     Unless otherwise indicated in the Prospectus Supplement, the Warrants will be listed on a national securities exchange as specified in the Prospectus Supplement. It is expected that such exchange will cease trading an issue of Warrants as of the close of business on the related expiration date of such Warrants.


MODIFICATION

     The Warrant Agreement and the terms of the related Warrants may be amended by the Company and the Warrant Agent, without the consent of the holders of any Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, maintaining the listing of such Warrants on any national securities exchange or registration of such Warrants under the Exchange Act, permitting the issuance of individual Warrant certificates to Warrantholders, reflecting the issuance by the Company of additional Warrants of the same issue or reflecting the appointment of a successor depository, or in any other manner which the Company may deem necessary or desirable and which will not materially and adversely affect the interests of the Warrantholders.

     The Company and the Warrant Agent also may modify or amend the Warrant Agreement and the terms of the related Warrants, with the consent of the holders of not less than a majority in number of the then outstanding Warrants affected by such modification or amendment, for any purpose, provided that no such modification or amendment that decreases the Strike Index (in the case of Put Warrants) or increases the Strike Index (in the case of Call Warrants), otherwise changes the determination of the Cash Settlement Value or Cancellation Amount, if any, or Minimum Expiration Value, if any, of the Warrants (or any aspects of such determination) so as to reduce the amount receivable upon exercise, cancellation or expiration, shortens the period of time during which the Warrants may be exercised, decreases the Minimum Expiration Value, if any, or otherwise materially and adversely affects the exercise rights of the holders of the Warrants or reduces the percentage of the number of outstanding Warrants the consent of whose holders is required for modification or amendment of the Warrant Agreement or the terms of the related Warrants, may be made without the consent of each Warrantholder affected thereby.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

     If at any time there is a merger or consolidation involving the Company or a sale, transfer, conveyance or other disposition of all or substantially all of the assets of the Company, then the successor or assuming corporation will succeed to and be substituted for the Company under the Warrant Agreement and the related Warrants, with the same effect as if it had been named in such Warrant Agreement and Warrants as the Company. The Company will thereupon be relieved of any further obligation under such Warrant Agreement and Warrants and, in the event of any such sale, transfer, conveyance (other than by way of lease) or other disposition, the Company as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated.

ENFORCEABILITY OF RIGHTS BY WARRANTHOLDERS

     Any Warrantholder may, without the consent of the Warrant Agent or any other Warrantholder, enforce by appropriate legal action on his own behalf his right to exercise, and to receive payment for, his Warrants.

                              PLAN OF DISTRIBUTION


     The Company may sell the Warrants in any of three ways: (i) through underwriters; (ii) directly to one or more purchasers; or (iii) through agents. The Prospectus Supplement with respect to the Warrants being offered thereby sets forth the terms of the offering of such Warrants, including the names of any underwriters, the purchase price of such Warrants and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any national securities exchange on which such Warrants will be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Warrants offered thereby.

     If underwriters are used in the sale, the Warrants will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Warrants may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Such managing underwriters or underwriters may include PaineWebber. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase such Warrants will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Warrants offered by the Prospectus Supplement if any of such Warrants are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Warrants may also be sold directly by the Company or through agents designated by the Company from time to time. Any agents involved in the offer or sale of the Warrants will be named, and any commissions payable by the Company to such agents will be set forth, in the Prospectus Supplement. Such agents may include PaineWebber. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best-efforts basis for the period of its appointment.

     The Warrants, including additional Warrants of a previous issue, may be sold on any national securities exchange on which the Warrants are listed.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company or its affiliates in the ordinary course of business.

     PaineWebber expects to offer and sell previously issued Warrants from time to time in the course of its business as a broker-dealer. PaineWebber may act as principal or agent in such transactions. The Warrants may be offered or sold in such transactions on any national securities exchange on which the Warrants are listed. Sales will be made at prices related to prevailing prices at the time of sale.


     PaineWebber is a wholly owned subsidiary of the Company. The participation of PaineWebber in the offer and sale of the Warrants will comply with the requirements of Schedule E of the By-Laws of the NASD regarding underwriting securities of an affiliate. Under the provisions of Schedule E, when a NASD member such as PaineWebber distributes warrants of an affiliate, the price of the warrants can be no higher than that recommended by a 'qualified independent underwriter', as such term is defined in Schedule E, meeting certain standards. In accordance with such requirement, PaineWebber will select a 'qualified independent underwriter' in connection with each issue of Warrants to conduct due diligence and recommend a price for such Warrants in compliance with the requirements of Schedule E.

                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended ('ERISA'), imposes certain restrictions on employee benefit plans ('Plans') which are subject to ERISA, and on those persons who are fiduciaries with respect to such Plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Warrants on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents, is prudent and is appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. See 'Risk Factors'. Other provisions of ERISA and section 4975 of the Internal Revenue Code of 1986, as amended (the 'Code'), prohibit certain transactions involving the assets of a Plan and persons who have certain specified relationships to the Plan ('parties in interest' within the meaning of ERISA or 'disqualified persons' within the meaning of section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of Warrants should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or section 4975 of the Code.

     The Company and PaineWebber may each be considered a 'party in interest' or a 'disqualified person' with respect to many Plans. The purchase of Warrants by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of section 4975 of the Code (including individual retirement arrangements and other plans described in section 4975(e)(1) of the Code) and with respect to which the Company or PaineWebber or any of their affiliates is a service provider (or otherwise is a 'party in interest' or 'disqualified person') may constitute or result in a non-exempt prohibited transaction under ERISA or section 4975 of the Code, unless such Warrants are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ('PTCE') 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager) or PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds). Any pension or other employee benefit plan proposing to acquire any Warrants should consult with its counsel.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated by reference in the 1992 Form 10-K have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The information under the caption 'Selected Consolidated

Financial Data' for each of the five years in the period ended December 31, 1992, included elsewhere herein, have been derived from consolidated financial statements audited by Ernst & Young, as set forth in their report incorporated herein by reference. Such financial statements and selected financial data have been incorporated herein by reference and included herein, respectively, in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the Warrants will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York.

                           [INTENTIONALLY BLANK PAGE]

         ------------------------------------------------------------
         ------------------------------------------------------------

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the dates on which information is given in this Prospectus Supplement and the Prospectus. This Prospectus Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                            ------------------------

                               TABLE OF CONTENTS

                                                        PAGE
                                                        ----
                PROSPECTUS SUPPLEMENT
Prospectus Summary...................................    S-3
References...........................................    S-8
PaineWebber Group Inc. ..............................    S-8
Use of Proceeds......................................    S-9
Risk Factors Relating to the Warrants................   S-10
The Japan Export Index...............................   S-16
Description of the Warrants..........................   S-22
Certain United States Federal Income Tax
  Considerations Concerning the Warrants.............   S-35
Underwriting.........................................   S-36
Legal Opinions.......................................   S-37
Appendix A: Index of Terms...........................    A-1
Appendix B: List of Underlying Stocks................    B-1

                     PROSPECTUS
Available Information................................      2
Documents Incorporated by Reference..................      2
Risk Factors.........................................      3
Paine Webber Group Inc...............................      9
Selected Consolidated Financial Data.................     10

Use of Proceeds......................................     10
Description of the Warrants..........................     11
Plan of Distribution.................................     14
ERISA Considerations.................................     15
Experts..............................................     15
Legal Opinions.......................................     16

                           ------------------------

                            PAINEWEBBER (TradeMark)

                              1,000,000 WARRANTS

                            PAINE WEBBER GROUP INC.

                              JAPAN EXPORT INDEX
                             PUT WARRANTS EXPIRING
                               OCTOBER    , 1997

                             ---------------------
                             PROSPECTUS SUPPLEMENT
                             ---------------------

                           PAINEWEBBER INCORPORATED
                     NOMURA SECURITIES INTERNATIONAL, INC.
                            EVEREN SECURITIES, INC.

                             ---------------------

                               October   , 1995

         ------------------------------------------------------------
         ------------------------------------------------------------